Exhibit 10.27
EXECUTION VERSION

CREDIT AGREEMENT
dated as of
March 11, 2011
among
HUNTINGTON INGALLS INDUSTRIES, INC.,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuing Bank and Swingline Lender,
and
CREDIT SUISSE AG,
as Swingline Lender

J.P. MORGAN SECURITIES LLC and
CREDIT SUISSE SECURITIES (USA) LLC,
as Lead Arrangers
J.P. MORGAN SECURITIES LLC,
CREDIT SUISSE SECURITIES (USA) LLC,
WELLS FARGO SECURITIES, LLC and
RBS SECURITIES INC.,
as Joint Bookrunners
CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent
THE ROYAL BANK OF SCOTLAND PLC,
WELLS FARGO BANK, N.A.,
SUNTRUST BANK,
BNP PARIBAS and
SUMITOMO MITSUI BANKING CORPORATION,
as Documentation Agents

i

Page
SECTION 9.19. No Fiduciary Relationship	112

SCHEDULES:
Schedule 1.01A — Spin-off Transactions
Schedule 1.01B — Mortgaged Real Properties
Schedule 2.01 — Commitments
Schedule 2.05A — LC Commitments
Schedule 2.05B — Existing Letters of Credit
Schedule 3.05(f) — Owned Real Property
Schedule 3.05(g) — Leased Real Property
Schedule 3.06 — Disclosed Matters
Schedule 3.14 — Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.06 — Existing Agreements
Schedule 6.07 — Permitted Transactions with Affiliates
EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of LC Continuing Agreement
Exhibit D	Form of Guarantee and Security Agreement
Exhibit E	Form of Global Intercompany Note
Exhibit F	Form of Mortgages
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Confidentiality Agreement
Exhibit I	Form of U.S. Tax Certificate

v

     CREDIT AGREEMENT dated as of March 11, 2011 among HUNTINGTON INGALLS INDUSTRIES, INC., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank and a Swingline Lender, and CREDIT SUISSE AG, as Swingline Lender.
     The Borrower has requested the Lenders to extend credit in the form of (a) a term loan facility comprising Term Loans extended on the Funding Date, in an aggregate principal amount not in excess of $575,000,000, and (b) a revolving credit facility comprising Revolving Loans extended at any time and from time to time after the Spin-off, in an aggregate principal amount at any time outstanding not in excess of $650,000,000; and, as sub-facilities of such revolving credit facility, the Borrower has requested (x) the Swingline Lenders to extend credit, at any time after the Spin-off, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $100,000,000, and (y) the Issuing Banks to issue Letters of Credit, at any time and from time to time on or after the Funding Date, in an aggregate face amount at any time outstanding not in excess of $350,000,000.
     The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower and its Restricted Subsidiaries, in each case on the terms and subject to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Acquired Business” means the shipbuilding business of Northrop Grumman (including without limitation, the shipbuilding business conducted by the Main Shipbuilding Subsidiary and its subsidiaries) that is being transferred to the Borrower pursuant to the Distribution Agreement.
     “Acquired Entity” has the meaning assigned to such term in Section 6.04(g).
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person as of any date of determination, another Person that as of such date directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” has the meaning assigned to such term in Article 8.
     “Agreement Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
     “Applicable ECF Percentage” means, with respect to any fiscal year, (i) 50%, if the Leverage Ratio at the end of such fiscal year is greater than 2.75 to 1.00, (ii) 25%, if the Leverage Ratio at the end of such fiscal year is greater than 2.00 to 1.00 but less than or equal to 2.75 to 1.00, and (iii) 0%, if the Leverage Ratio at the end of such fiscal year is equal to or less than 2.00 to 1.00.
     “Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio (determined as of the last day of the previous fiscal quarter), provided that until the delivery to the Administrative Agent pursuant to Section 5.01 of the Borrower’s consolidated financial information for the Borrower’s second full fiscal quarter ending after the Funding Date, the “Applicable Margin” shall be the applicable rate per annum set forth below in Category 3:

		Eurodollar	Commitment
Leverage Ratio:	ABR Spread	Spread	Fee Rate
Category 1 > 4.0 to 1.0	2.00%	3.00%	0.50%

Category 2 < 4.0 to 1.0 but > 3.5 to 1.0	1.75%	2.75%	0.50%

Category 3 < 3.5 to 1.0 but > 2.5 to 1.0	1.50%	2.50%	0.50%

Category 4 < 2.5 to 1.0 but > 2.0 to 1.0	1.25%	2.25%	0.40%

Category 5 < 2.0 to 1.0	1.00%	2.00%	0.35%
     For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements and certificates delivered pursuant to Section 5.01 (a) — (c) and (b) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and certificates indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrower fails to deliver the annual or quarterly consolidated financial statements and certificates required to be delivered by it pursuant to Section 5.01 (a) — (c), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
     In the event that any financial statement or compliance certificate delivered pursuant to Section 5.01 (a) — (c) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), (a) if such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) promptly after the discovery of any such inaccuracy by a Financial Officer, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected compliance certificate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period; and (b) if such inaccuracy, if corrected, would have led to the application of a lower Applicable Margin for any Applicable Period than the Applicable Margin applied for such Applicable Period, the applicable Lenders shall have no obligation to repay any interest or fees to the Borrower, provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (a) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.14(c) and Article 7 hereof, and shall survive the termination of this Agreement.
     “Applicable Revolving Percentage” means, with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Revolving Percentage” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Revolving Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments and to any Revolving Credit Lender’s status as a Defaulting Lender at the time of determination.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
     “Ascension” means Ascension Holding Company, LLC, a Delaware limited liability company and majority-owned joint venture of the Main Shipbuilding Subsidiary.
     “Asset Sale” means the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise, but not including by way of lease or license (except a “lease to own” or a sale leaseback transaction)) by the Borrower or any of the Restricted Subsidiaries to any Person other than (x) the Borrower or any Subsidiary Guarantor, or (y) any other Restricted Subsidiary if the transferor is not the Borrower or a Subsidiary Guarantor, of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Restricted Subsidiaries (other than (i) dispositions of inventory, damaged, obsolete, surplus or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business (provided that dispositions of surplus assets and scrap in connection with the closing of the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or Tallulah, Louisiana shall not be so required to be in the ordinary course of business), (ii) dispositions between or among Foreign Restricted Subsidiaries, (iii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $5,000,000 and (iv) dispositions made pursuant to the Transaction Documents (other than the Loan Documents and the Senior Note Documents)).
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section

9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Available Retained Basket Amount” means, at any time, the sum of:
     (a) the cumulative amount of Excess Cash Flow ((x) plus any Unused Withheld Amount from the prior fiscal years, which amount shall be added only after the Applicable ECF Percentage of such amount has been paid to the Term Lenders in accordance with Section 2.12(e) and (y) plus any amount by which the Excess Cash Withheld Amount is reduced in accordance with Section 2.12(d), which amount shall be added only after the Applicable ECF Percentage of such amount has been paid to the Term Lenders in accordance with Section 2.12(d) of the Borrower and its Restricted Subsidiaries for each fiscal year commencing with the fiscal year ending December 31, 2011 minus the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Sections 2.12(c), 2.12(d) and 2.12(e); plus
     (b) the cumulative amount of Net Cash Proceeds from the issue from time to time of Qualified Capital Stock of the Borrower after the date of the Spin-off, other than issuances to any Restricted Subsidiary, minus
     (c) the cumulative aggregate, for each reduction in the Gross ECF Overpayment Amount pursuant to Section 2.12(c) at or prior to such time, of the product of (x) the associated Underestimated Amount giving rise to the portion of the Excess Cash Adjustment Amount so reduced, and (y) 1.00 less the applicable Applicable ECF Percentage, minus
     (d) the Available Retained Basket Usage Amount at such time.
     “Available Retained Basket Usage Amount” means, at any time, the aggregate amount of any investments outstanding at such time pursuant to Section 6.04(n), any Restricted Payments made prior to such time pursuant to Section 6.06(a)(iii) or (vii), any payment made prior to such time pursuant to Section 6.09(b)(iii) or (iv), or any amount of Capital Expenditures made prior to such time pursuant to Section 6.10(i).
     “Availability Period” means (i) with respect to Revolving Loans and Swingline Loans, the period after the Spin-off to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments and (ii) with respect to Letters of Credit, the period from and including the Funding Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.
     “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Huntington Ingalls Industries, Inc., a Delaware corporation.
     “Borrower Notice” has the meaning assigned to such term in Section 5.14.
     “Borrowing” means (a) Loans of the same Class and Type made, (or converted or continued) on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
     “Borrowing Request” means a request by the Borrower in accordance with Section 2.03 and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.
     “CapEx Pull Forward Amount” has the meaning assigned to such term in Section 6.10.
     “CapEx Rollover Amount” has the meaning assigned to such term in Section 6.10.
     “Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or should be) set forth in a consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Restricted Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property (or its reasonable equivalent) immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (provided that the foregoing shall not apply to the ownership of such voting Equity Interests by Northrop Grumman on or prior to the completion of the Spin-off); (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by, or whose nomination was approved by, the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) any “change of control” (or any comparable term) shall occur under the Senior Notes or any other Material Indebtedness to the extent resulting in a put right for the holders thereof.
     “Change in Law” means (a) the adoption or taking effect of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and (b) any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means all the “Collateral” as defined in any Collateral Document and shall also include the Mortgaged Properties.
     “Collateral Agent” means JPMCB, in its capacity as collateral agent under the Loan Documents.
     “Collateral Documents” means the Mortgages, the Guarantee and Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.

     “Collateral Reversion Date” has the meaning assigned to such term in Section 9.16(b).
     “Collateral Suspension Date” has the meaning assigned to such term in Section 9.16(a).
     “Collateral Suspension Period” has the meaning assigned to such term in Section 9.16(b).
     “Collateral Suspension Ratings Level” means the condition deemed to occur at any time after the consummation of the Spin-off at which (i) the Borrower’s senior unsecured non-credit enhanced long-term indebtedness is rated at least Baa3 (with a stable or better outlook) by Moody’s and at least BBB- (with a stable or better outlook) by S&P and (ii) the Borrower obtains and maintains a corporate credit rating of at least Baa3 (with a stable or better outlook) by Moody’s and a corporate family rating of at least BBB- (with a stable or better outlook) by S&P.
     “Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment. The initial amount of each Lender’s Revolving Credit Commitment or Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,225,000,000.
     “Compliance Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit G.
     “Confidential Information Memorandum” means the Confidential Information Memorandum dated January 2011 relating to the Borrower and the Transactions.
     “Confidentiality Agreement” means a binding confidentiality agreement substantially in the form of Exhibit H, which may be an electronic “click-through” agreement.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) letters of credit fees (to the extent not included in Consolidated Interest Expense) for such period, (iii) consolidated income tax expense for such period, (iv) all amounts attributable to depreciation and amortization for such period, (v) any non-cash charges (other than the write-down of current assets) for such period, (vi) any extraordinary charges for such period, (vii) any Incremental Spin-off Related Expenses for such period, not to exceed $40,000,000 in the aggregate over the term of this Agreement or $20,000,000 in any fiscal year, (viii) any financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses incurred during such period in connection with acquisitions, investments and asset sales permitted by this Agreement, (ix) any cash or non-cash charges or losses relating to the closing of the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or Tallulah, Louisiana, the construction of the LPD-23 Anchorage, the construction of the LPD-25 Somerset or any restructuring or reorganization of the Borrower or any of its Subsidiaries (including severance costs), up to an aggregate amount for all such charges and losses of (A) for the 2011 fiscal year, $50,000,000, (B) for the 2012 fiscal year, $35,000,000 and (C) for any fiscal year thereafter, $25,000,000 and (x) Transaction Expenses, minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, and plus/minus (c) unrealized losses/gains in respect of Swap Contracts, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating (x) the Leverage Ratio in connection with determining compliance with Section 6.12 and the Applicable Margin for any period and (y) the Interest Coverage Ratio for any period (A) the Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period for shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period). For purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended on March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended March 31, 2010, $136,000,000, (ii) for the fiscal quarter ended June 30, 2010, $140,000,000, (iii) for the fiscal quarter ended September 30, 2010, $157,000,000 and (iv) for the fiscal quarter ended December 31, 2010, $119,700,000.
     “Consolidated Interest Expense” means, for any period, (a) the interest expense (including without limitation imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, minus (c) the interest income with respect to unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries earned during such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Swap Contracts. For purposes of determining the Interest Coverage Ratio for any period ending prior to the first anniversary of the Funding Date, Consolidated Interest Expense shall be deemed to be equal to the actual Consolidated Interest Expense from the Funding Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Funding Date through the date of determination.
     “Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.
     “Consolidated Net Tangible Assets” means, at any time, (a) the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Borrower and the Restricted Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP, minus (b) all intangible assets, including without limitation, goodwill, patents, trademarks, copyrights, franchises and research and development costs.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Contribution” has the meaning assigned to such term in Schedule 1.01A.
     “Credit Suisse” means Credit Suisse, AG and its successors.
     “Current Assets” means, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Restricted Subsidiaries.
     “Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and the Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.
     “Current NGC Parent” means Northrop Grumman Corporation, a Delaware corporation, to be renamed as Titan II Inc. after the consummation of the Holding Company Merger.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Revolving Credit Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Revolving Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Revolving Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by a Revolving Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Revolving Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event, or is the subsidiary of a Lender Parent that has become the subject of a Bankruptcy Event.
     “Designated Foreign Currency” means, with respect to any applicable Letter of Credit, any foreign currency that is (a) freely traded and exchangeable into US Dollars and (b) approved by the applicable Issuing Bank.
     “Designated Payment Account” means an account with the Administrative Agent designated from time to time by the Borrower in a writing executed by a Financial Officer.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
     “Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date.
     “Distribution Agreement” means the Separation and Distribution Agreement to be entered into prior to the Internal Reorganization among the Borrower, the Current NGC Parent, New NGC, the Main Shipbuilding Subsidiary and Northrop Grumman Systems Corporation, a Delaware corporation, substantially in the form of the draft provided to the Administrative Agent prior to the date hereof.
     “Documentation Agents” means The Royal Bank of Scotland plc, Wells Fargo Bank, N.A., SunTrust Bank, BNP Paribas and Sumitomo Mitsui Banking Corporation in their capacity as documentation agents.

     “Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.
     “Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
     “Environmental Laws” means all laws (statutory, common or otherwise), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or threatened release of any Hazardous Materials into the environment or (e) contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (including through convertible securities); provided that any Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests, unless and until any such Indebtedness is so converted or exchanged.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA); (c) the failure to timely make a contribution required to be made with respect to any Plan or any Multiemployer Plan; (d) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (each as defined in Section 305(b) of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of, or withdrawal or partial withdrawal from, any Plan or Multiemployer Plan; (f) the receipt by the

Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code which would reasonably be expected to result in liability to the Borrower or any of its ERISA Affiliates.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article 7.
     “Excess Cash Adjustment Amount” shall mean, as of any date,
     (a) the sum, for all fiscal years of the Borrower (starting with the fiscal year ended December 31, 2012) for which annual financial statements have been delivered pursuant to Section 5.01(a) on or prior to such date, of the Excess Cash Flow Overpayment Amount for each such year (the “Gross ECF Overpayment Amount”), minus
     (b) the sum of all amounts by which the Gross ECF Overpayment Amount is reduced pursuant to Section 2.12(c).
     “Excess Cash Flow” means, for any fiscal year of the Borrower (starting with the fiscal year ended December 31, 2011), the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) reductions to noncash working capital of the Borrower and the Restricted Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (iii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iv) an amount equal to the aggregate net non-cash loss on the disposition of property by the Borrower and the Restricted Subsidiaries during such fiscal year, to the extent deducted in arriving at such Consolidated Net Income, (v) the amount of income tax expense deducted in determining Consolidated Net Income for such period, and (vi) Consolidated Interest Expense for such period, over (b) the sum, without duplication, of (i) the amount of any incomes taxes payable in cash by the Borrower and the Restricted Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash plus, to the extent deducted from the calculation thereof, cash interest income during such fiscal year, (iii) Capital Expenditures and Permitted Acquisitions made in cash in accordance with Section 6.10 and Section 6.04(g), respectively, during such fiscal year, in each case to the extent financed with internally generated funds and not by utilizing the Available Retained Basket Amount, (iv) cash or in-kind investments made during such fiscal year pursuant to Section 6.04(p) or Section 6.04(q), and cash fees and expenses paid during such fiscal year in connection with any Investment permitted under Section 6.04, in each case to the extent financed with internally generated funds (other than in the case of any in-kind investment) and not by utilizing the Available Retained Basket Amount, (v) permanent repayments of Indebtedness (other than mandatory prepayments of Term Loans under Section 2.12 and voluntary prepayments of Term Loans under Section 2.11) made in cash by the Borrower and the Restricted Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn, such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and such prepayments are not financed with the Available Retained Basket Amount, (vi) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (vii) an amount equal to the aggregate net non-cash gain on the disposition of property by the Borrower and the Restricted Subsidiaries during such fiscal year, to the extent included in arriving at such Consolidated Net Income, (viii) cash payments during such fiscal year in respect of long-term liabilities other than Indebtedness and that were made with internally generated funds and were not deducted or excluded in calculating Consolidated Net Income and (ix) the Excess Cash Withheld Amount for such fiscal year.
     “Excess Cash Flow Overpayment Amount” means, with respect to any fiscal year (starting with the fiscal year ended December 31, 2012) for which annual financial statements have been delivered pursuant to Section 5.01(a), the lesser of (x) the amount of outstanding Term Loans, if any, that have been prepaid in accordance with Section 2.12(c) based on the Excess Cash Flow calculated for the year preceding such fiscal year, and (y) the product of (A) the positive excess, if any, of the amount of Capital Expenditures and other expenditures for working capital requirements made by the Borrower and its Restricted Subsidiaries during such fiscal year over the Excess Cash Withheld Amount planned (as of the end of the preceding fiscal year) to be used during such fiscal year to make Capital Expenditures or for other working capital requirements (the “Underestimated Amount”), and (B) the Applicable ECF Percentage (calculated as of the end of the preceding fiscal year).
     “Excess Cash Withheld Amount” means, as of the end of any fiscal year, an amount equal to the sum of (x) the amount of Capital Expenditures committed to be made in the following fiscal year by the Borrower and the Restricted Subsidiaries and (y) the amount of other working capital requirements of the Borrower and the Restricted Subsidiaries for the following fiscal year, in each case as certified in reasonable detail in a certificate signed by a Financial Officer and delivered to the Administrative Agent contemporaneously with the delivery of the Compliance Certificate for such fiscal year; provided that to the extent such Excess Cash Withheld Amount (as reduced in accordance with Section 2.12(d)) is not used for the purposes described in such officer’s certificate by the end of the following fiscal year (the “Unused Withheld Amount”), the Applicable ECF Percentage (applicable to the original fiscal year) of such Unused Withheld Amount shall be applied to mandatorily prepay Term Loans to the extent set forth in Section 2.12(e).
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.18(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.18(a) and (d) any U.S. federal withholding Tax imposed under FATCA.
     “Existing JPM Letters of Credit” means the Existing Letters of Credit with respect to which JPMCB or an Affiliate thereof is the issuing bank.
     “Existing Letters of Credit” means the letters of credit set forth on Schedule 2.05B.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the letter agreement, dated as of January 22, 2011, among the Borrower, the Current NGC Parent, the Lead Arrangers and the Administrative Agent.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
     “Fitch” means Fitch Ratings, a wholly owned subsidiary of Fimilac, S.A.
     “Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve Systems).
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Restricted Subsidiary” means any Foreign Subsidiary that is a Restricted Subsidiary.
     “Foreign Subsidiary” means any (i) Subsidiary that is treated as a corporation for U.S. federal income tax purposes that is organized under the laws of a jurisdiction other than the

United States of America or any State thereof or the District of Columbia, (ii) Subsidiary substantially all of the assets of which consist, directly or indirectly, of Subsidiaries described in clause (i) of this definition, (iii) entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clauses (i) or (ii) of this definition, and (iv) Subsidiary of an entity described in clauses (i), (ii), or (iii) of this definition.
     “Funding Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Global Intercompany Note” means a global intercompany note in the form of Exhibit E pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Secured Obligations (as defined in the Guarantee and Security Agreement).
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “GO Zone Bonds” has the meaning assigned to such term in Section 4.02(i).
     “Gross ECF Overpayment Amount” has the meaning assigned to such term in the definition of Excess Cash Adjustment Amount.
     “Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business or (y) any customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations related to Indebtedness).
     “Guarantee and Security Agreement” means the Guarantee and Security Agreement, substantially in the form of Exhibit D, among the Borrower, the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

     “Guarantors” means each of the Borrower’s direct and indirect Wholly Owned Domestic Restricted Subsidiaries.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law.
     “Holding Company Merger” means the merger of Titan Merger Sub Inc., a Delaware corporation and a wholly owned indirect subsidiary of New NGC with and into the Current NGC Parent in a merger pursuant to Section 251(g) of the Delaware General Corporation Law, with the Current NGC Parent as the surviving entity and renamed “Titan II Inc.” and with New NGC renamed “Northrop Grumman Corporation.”
     “Incremental Spin-off Related Expenses” means incremental costs for procurement of material and/or services resulting from renegotiation of pre-existing Intercompany Work Orders (IWOs) on an arm’s length basis with Northrop Grumman and its subsidiaries.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade and other current accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (but to the extent such Lien does not extend to any other property of such Person and is otherwise non-recourse against such Person, limited to the fair market value of such property), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) net obligations of such Person under any Swap Contracts, valued at the Agreement Value thereof, (i) all obligations of such Person in respect of Disqualified Stock, (j) all obligations of such Person as an account party in respect of letters of credit and (k) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, or, if agreed by all Revolving Credit Lenders, nine or twelve months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Internal Reorganization” has the meaning assigned to such term in Schedule 1.01A.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuing Bank” means JPMCB and each other Person that shall have become an Issuing Bank hereunder as provided in Section 2.05(i), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates (provided that the identity and creditworthiness of the Affiliate is reasonably acceptable to the Borrower), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Issuing Bank Agreement” has the meaning assigned to such term in Section 2.05(i).
     “JPMCB” means JPMorgan Chase Bank, N.A. and its successors.
     “Joint Bookrunners” means J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc., in their capacity as joint bookrunners.
     “Judgment Currency” has the meaning assigned to such term in Section 9.14.
     “LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.05A, or in such Issuing Bank’s Issuing Bank Agreement.
     “LC Continuing Agreement Form” has the meaning assigned to such term in Section 2.05(a).
     “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
     “LC Exchange Rate” means, on any day, with respect to US Dollars in relation to any Designated Foreign Currency, the rate at which US Dollars may be exchanged into such currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Reuters World Currency Page. In the event that any such rate does not appear on the applicable Reuters World Currency Page, the LC Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such LC Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of such Designated Foreign Currency with US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
     “LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time (determined as provided in Section 2.05 as of the applicable LC Participation Calculation Dates in the case of LC Disbursements in respect of which the Borrower’s reimbursement obligations have been converted to US Dollar amounts in accordance with such Section). The LC Exposure of any

Revolving Credit Lender at any time shall be its Applicable Revolving Percentage of the total LC Exposure at such time.
     “LC Participation Calculation Date” means, with respect to any LC Disbursement made in a currency other than US Dollars, (a) the date on which the applicable Issuing Bank shall advise the Administrative Agent that it purchased with US Dollars the currency used to make such LC Disbursement, or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement is made.
     “Lead Arrangers” means J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, in their capacity as lead arrangers.
     “Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement (including the Existing Letters of Credit).
     “Leverage Ratio” means, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from Telerate Successor Page 3750, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which US Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in or on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Loan Documents” means this Agreement, the Letters of Credit, the Collateral Documents, any promissory note issued under Section 2.09(e) and any other document executed in connection with the foregoing.
     “Loan Parties” means the Borrower and the Guarantors (but, in the case of any Guarantor, only for so long as that Guarantor has not been released from its Guarantee under the Guarantee and Security Agreement in accordance with its terms).
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Main Shipbuilding Subsidiary” means Northrop Grumman Shipbuilding, Inc., a Virginia corporation.
     “Margin Stock” has the meaning assigned to such term in Regulation U issued by the Board.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, results of operations or financial position of (i) the Borrower and its Subsidiaries, taken as a whole or (ii) the Acquired Business, in each case other than as a result of the Internal Reorganization (including the Contribution), (b) the ability of the Loan Parties to perform their obligations under this Agreement and the other Loan Documents or (c) the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under this Agreement and the other Loan Documents.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Contract at any time shall be the Agreement Value thereof.
     “Material Real Property” means a fee interest in (i) any real property owned by the Borrower or any Wholly Owned Domestic Restricted Subsidiary on the Effective Date or the Funding Date that is listed on Schedule 1.01B and (ii) any after-acquired real property owned by a Loan Party having gross purchase price exceeding $10,000,000 at the time of acquisition; provided that for purposes of this definition, individual parcels of land in the same general geographic area acquired as part of a single acquisition will be considered as a single property.
     “MBFC” has the meaning assigned to such term in Section 4.02(i).
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgaged Properties” means, (i) initially, the properties specified on Schedule 1.01B, and (ii) any other Material Real Properties owned by any Loan Party with respect to which a Mortgage is granted pursuant to Section 5.11.

     “Mortgages” shall mean the mortgages, deeds of trust, deeds to secure debt, assignments of leases and rents, modifications and other Collateral Documents delivered pursuant to Section 5.14 or Section 5.11 (each substantially in the form being attached hereto as Exhibit F).
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means (a) with respect to any Asset Sale, the cash proceeds (including (i) cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received and (ii) casualty insurance settlements and condemnation awards, but only as and when received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes, title and survey expenses if customarily paid by a seller in the jurisdiction where the asset is located and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, or amounts placed in escrow, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve or such escrow, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset and the Obligations) and (iv) refunds contractually or legally due to customers that are Governmental Authorities, or contractors or sub-contractors of Governmental Authorities, in respect of such cash proceeds; provided, however, that, if (A) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Restricted Subsidiaries (or, in the case of proceeds from the disposition of any Investment in a joint venture or Unrestricted Subsidiary, to reinvest such proceeds in any Investment permitted by Section 6.04), and (B) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used (1) within 365 days following the receipt of such proceeds, at which time such remaining proceeds shall be deemed to be Net Cash Proceeds or (2) if the Borrower or the relevant Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following the receipt thereof, within 180 days following the date of such legally binding commitment; and (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.
     “New NGC” means New P, Inc., a Delaware corporation, to be renamed as Northrop Grumman Corporation after the consummation of the Holding Company Merger.
     “NFIP” has the meaning assigned to such term in Section 5.14.
     “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

     “Northrop Grumman” means, collectively, the Current NGC Parent, New NGC and their respective subsidiaries.
     “Northrop Grumman Retained Subsidiaries” means LLC Holdco, LP Holdco, any direct or indirect subsidiary of LLC Holdco or LP Holdco from time to time (so long as it is a subsidiary of LLC Holdco and/or LP Holdco), and each other Northrop Grumman entity that is not engaged in the shipbuilding business of Northrop Grumman, is not part of the Acquired Business and is not intended to be a Subsidiary of the Borrower following the Spin-off. For the avoidance of doubt, Northrop Grumman Systems Corporation, a Delaware corporation, and its subsidiaries after giving effect to the Internal Reorganization shall be Northrop Grumman Retained Subsidiaries.
     “Obligations” means (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.
     “Other Taxes” means any and all present or future recording, filing, stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Participant” has the meaning assigned to such term in Section 9.04(c).
     “Participant Register” has the meaning assigned to such term in Section 9.04(c).
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” has the meaning assigned to such term in the Guarantee and Security Agreement.
     “Permitted Acquisition” has the meaning assigned to such term in Section 6.04(g).
     “Permitted Business” means (a) any business conducted by the Borrower and the Restricted Subsidiaries on the Effective Date, (b) any defense-related business with the Navy, the Coast Guard or other governmental agency that is substantially related, ancillary or complementary to the businesses described in clause (a) above and (c) any other business substantially related, ancillary or complementary to the businesses described in clause (a) above to the extent such other business is within the core competency of the Borrower and the Restricted Subsidiaries.
     “Permitted Investments” means:
(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b)	investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e)	money market funds that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension (collectively, “Refinancing”) of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (collectively, “Refinanced”) except by an amount equal to unpaid accrued interest and premium thereon, (b) such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such Refinanced Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being Refinanced, taken as a whole, (e) such Refinancing is incurred by the Person who is the obligor on the Indebtedness being Refinanced, (f) at the time thereof, no Default or Event of Default shall have occurred and be continuing and (g) the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Refinancing, with the financial covenants set forth in Sections 6.11 and 6.12.
     “Permitted Senior Indebtedness” means unsecured senior Indebtedness issued or incurred by the Borrower, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption (except in exchange for common stock of the Borrower) or sinking fund obligation prior to the date that is six months after the Term Loan Maturity Date, (ii) have mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those contained in this Agreement and (iii) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Senior Indebtedness and (b) in respect of which no Restricted Subsidiary that is not an obligor under the Loan Documents is an obligor; provided that immediately prior to and after giving effect on a pro forma basis to any incurrence of Permitted Senior Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
     “Permitted Subordinated Indebtedness” means unsecured subordinated Indebtedness issued or incurred by the Borrower, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption (except in exchange for common stock of the Borrower) or sinking fund obligation prior to the date that is six months after the Term Loan Maturity Date, (ii) have mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those contained in this Agreement, (iii) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Subordinated Indebtedness and (iv) provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for high yield securities and (b) in respect of which no Restricted Subsidiary that is not an obligor under the Loan Documents is an obligor; provided that immediately prior to and after giving effect on a pro forma basis to any incurrence of Permitted Subordinated Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pre-Contribution Internal Reorganization” has the meaning assigned to such term in Schedule 1.01A.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Proposed Change” has the meaning assigned to such term in Section 9.02(c).

     “Qualified Capital Stock” of any Person means any Equity Interest of such Person that is not Disqualified Stock.
     “Register” has the meaning assigned to such term in Section 9.04(b).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Term Loans (or prior to the Funding Date, Term Loan Commitments), Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of total Term Loans (or prior to the Funding Date, Term Loan Commitments), Revolving Credit Exposures and unused Revolving Credit Commitments at such time; provided that the Revolving Credit Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
     “Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of total Revolving Credit Exposures and unused Revolving Credit Commitments at such time; provided that the Revolving Credit Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Revolving Credit Lenders at any time.
     “Responsible Officer” means any Financial Officer, chief executive officer, general counsel, chief compliance officer or chief administrative officer of the Borrower.
     “Restricted Companies” means the Borrower and the Restricted Subsidiaries.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary.
     “Restricted Prepayment” has the meaning assigned to such term in Section 6.09(b).
     “Restricted Subsidiary” means any Subsidiary of the Borrower other than any Unrestricted Subsidiary; provided that prior to the Spin-off, the Northrop Grumman Retained Subsidiaries shall be deemed not to be Restricted Subsidiaries of the Borrower. Between the period starting with the Effective Date and ending on the Funding Date, each entity that is scheduled to be a Restricted Subsidiary as of the Funding Date pursuant to the Internal Reorganization shall be deemed to be a Restricted Subsidiary for purposes of this Agreement during such period, provided that, notwithstanding the foregoing, for purposes of Article 5 (except for Sections 5.01 and 5.02) no entity will be deemed a Restricted Subsidiary for purposes of this Agreement unless it is at such time a subsidiary of the Borrower.

     “Revaluation Date” means, with respect to any Letter of Credit denominated in a Designated Foreign Currency, each of the following: (a) each date of issuance of a Letter of Credit denominated in a Designated Foreign Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by an Issuing Bank under any Letter of Credit denominated in a Designated Foreign Currency and (d) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.
     “Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
     “Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans pursuant to Section 2.01, expressed as a US Dollar amount representing the maximum aggregate permitted amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Revolving Credit Lender’s Revolving Credit Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Revolving Credit Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Credit Commitments on the date hereof is $650,000,000.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
     “Revolving Credit Facility” means the Revolving Credit Commitments and the extensions of credit made hereunder by the Revolving Credit Lenders.
     “Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Exposure.
     “Revolving Credit Maturity Date” means the date (or if such date is not a Business Day, the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day) that is the fifth anniversary of the Funding Date.
     “Revolving Credit Party” means the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Revolving Credit Lender.
     “Revolving Loan” means a Loan made pursuant to Section 2.01.
     “S&P” means Standard & Poor’s Ratings System.
     “Secured Obligations” has the meaning assigned to such term in the Guarantee and Security Agreement.
     “Secured Parties” has the meaning assigned to such term in the Guarantee and Security Agreement.

     “Senior Credit Facilities” means the revolving credit, swingline, letters of credit and the term loan facility provided for by this Agreement.
     “Senior Note Documents” means the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof.
     “Senior Notes” means, collectively, (i) the Borrower’s 6.875% Senior Notes due 2018 in an initial aggregate principal amount of $600,000,000 and (ii) the Borrower’s 7.125% Senior Notes due 2021 in an initial aggregate principal amount of $600,000,000.
     “Senior Notes Escrow” has the meaning assigned to such term in Schedule 1.01A.
     “Significant Subsidiary” means (i) each Restricted Subsidiary other than Restricted Subsidiaries that, in the aggregate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, constitute “minor” subsidiaries as defined in Rule 3-10 of Regulation S-X and (ii) for purposes of Section 5.01(k) only, “Significant Subsidiary” shall include each Unrestricted Subsidiary other than Unrestricted Subsidiaries that, in the aggregate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, constitute “minor” subsidiaries as defined in Rule 3-10 of Regulation S-X.
     “Specified Permitted CapEx Amount” has the meaning assigned to such term in Section 6.10.
     “Spin-off” means the distribution by New NGC of all of the issued and outstanding shares of the Borrower’s common stock on a pro rata basis to holders of New NGC common stock (after giving effect to the Internal Reorganization) in accordance with the Distribution Agreement, as more fully described in Schedule 1.01A.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent or one or more of the other subsidiaries of the parent or by the parent and one or more of the other subsidiaries of the parent.
     “Subsidiary” means any subsidiary of the Borrower; provided that prior to the Spin-off, the Northrop Grumman Retained Subsidiaries shall be deemed not to be Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps or options, bond or bond index swaps or options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall be its Applicable Revolving Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” means each of JPMorgan Chase Bank, N.A. and Credit Suisse AG, in each such Lender’s capacity as a lender of Swingline Loans hereunder
     “Swingline Loan” means a Loan made pursuant to Section 2.04.
     “Syndication Agent” means Credit Suisse Securities (USA) LLC in its capacity as syndication agent.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Borrowing” means a Borrowing comprised of Term Loans.
     “Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.
     “Term Loan Commitment” means with respect to each Term Lender, the amount set forth on Schedule 2.01 under the heading “Term Loan Commitment”. The aggregate amount of the Term Loan Commitments on the Effective Date is $575,000,000.

     “Term Loans” means the term loans made by the Lenders to the Borrower on the Funding Date pursuant to Section 2.01(a).
     “Term Maturity Date” means the date (or if such date is not a Business Day, the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day) that is the fifth anniversary of the Funding Date.
     “Titan II” means (i) prior to the consummation of the Spin-off, the Current NGC Parent after (A) it becomes a Wholly Owned Subsidiary of the Borrower and (B) the Main Shipbuilding Subsidiary becomes a Wholly Owned Subsidiary of the Borrower and (ii) after the consummation of the Spin-off, Titan II Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.
     “Titan II Guarantees” means (i) (A) the performance guaranty dated as of April 11, 2002, by Current NGC Parent, as guarantor, to the United States of America, Naval Sea Systems Command (the “Navy”), as beneficiary, (B) the performance guaranty dated as of May 30, 2006, by Current NGC Parent, as guarantor, to the Navy, as beneficiary, (C) the performance guaranty dated as of April 24, 2007, by Current NGC Parent, as guarantor, to the Navy, as beneficiary, and (D) any other similar guarantee pursuant to which Current NGC Parent has guaranteed the performance of the Main Shipbuilding Subsidiary, or any affiliate of the Main Shipbuilding Subsidiary, under shipbuilding construction contracts with the Navy or a command or other division thereof and (ii) the guaranty agreement dated as of December 1, 2006, between Current NGC Parent, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee, pursuant to which Current NGC Parent has guaranteed the payment of the GO Zone Bonds.
     “Total Debt” means, at any time, the total Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis at such time (excluding Indebtedness of the type described in clause (i), clause (j) and clause (k) of the definition of such term, except, in the case of such clauses (j) and (k), to the extent of any unreimbursed drawings thereunder).
     “Transaction Documents” means, collectively, (i) the Distribution Agreement, the Ancillary Agreements (as defined in the Distribution Agreement) and any other contribution and separation agreements and other documents relating to the Internal Reorganization (including the Contribution) and the Spin-off (including as to the allocation of liabilities), (ii) the documentation relating to the establishment of the Borrower, (iii) the Senior Note Documents and (iv) all other documents, instruments and documents relating to the Transactions (other than the Loan Documents).
     “Transaction Expenses” means all legal fees, auditors fees and other fees or expenses incurred by the Borrower and the Restricted Subsidiaries in connection with the Transactions (including without limitation, financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses).
     “Transactions” means, collectively, (a) the Internal Reorganization (including the Contribution), the establishment of the Borrower, and other transactions expressly contemplated by the Transaction Documents specified in clause (i) of the definition thereof, (b) the Spin-off,

(c) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing or issuance of Loans, the use of any proceeds thereof and the issuance of Letters of Credit hereunder, (e) the execution, delivery and performance of each Loan Party of the Senior Note Documents to which it is to be a party and the issuance of the Senior Notes and (e) the payment of the Transaction Expenses.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce in 2007 (the “UCP600”).
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower (or, in the case of Titan II and Ascension designated by operation of the last sentence of Section 5.12) as an Unrestricted Subsidiary pursuant to Section 5.12 (and continuing until such time that such designation may be thereafter revoked by the Borrower).
     “Unused Withheld Amount” has the meaning assigned to such term in the definition of Excess Cash Withheld Amount.
     “US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the LC Exchange Rate with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit or LC Disbursement denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05.
     “US Dollars” or “$” means the lawful money of the United States of America.
     “U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     “U.S. Tax Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(D).
     “Wholly Owned Domestic Restricted Subsidiary” means a Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary.
     “Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary that is a Restricted Subsidiary.
     “Wholly Owned Subsidiary” of any Person means a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the rules promulgated with respect thereto or in the application thereof on the operation of such provision or on the method of calculation of financial covenants, standards or terms of this Agreement (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

     SECTION 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in a Designated Foreign Currency as of any Revaluation Date, in each case using the LC Exchange Rate for the applicable currency in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next Revaluation Date. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in any Designated Foreign Currency as provided in Section 2.05. The Administrative Agent shall notify the Borrower and the applicable Issuing Bank of each calculation of the US Dollar Equivalent of each Letter of Credit and LC Disbursement.
     SECTION 1.06. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Restricted Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions and (b) required by the definition of Consolidated EBITDA.
ARTICLE 2
The Credits
     SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make Term Loans to the Borrower on the Funding Date in US Dollars in an aggregate principal amount that will not result in the aggregate amount of such Lender’s Term Loans exceeding such Lender’s Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
     (b) Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in US Dollars in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; it being understood and agreed for the avoidance of doubt that no Revolving Loans shall be made on the Funding Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.
     SECTION 2.02. Loans and Borrowings. (a) Each Loan of any Class (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or the Term Maturity Date, as applicable.
     SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be a Term Borrowing or a Revolving Borrowing, and whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar

Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lenders agree to make Swingline Loans to the Borrower from time to time during the Availability Period in US Dollars in amounts that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans. Unless otherwise agreed between the Swingline Lenders, each Swingline Lender shall make 50% of each Swingline Loan.
     (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. The Swingline Lenders shall make each Swingline Loan available to the Borrower by means of a credit (or remittance) to the general deposit account of the Borrower with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.
     (c) The Swingline Lenders (acting together) may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Lender’s Applicable Revolving Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lenders, such Lender’s Applicable Revolving Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the

Swingline Lenders their pro rata share of the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lenders. Any amounts received by the Swingline Lenders from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lenders of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lenders or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     SECTION 2.05. Letters of Credit. (a) General. (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of commercial and standby Letters of Credit denominated in US Dollars or any Designated Foreign Currency approved by the applicable Issuing Bank (and in the case of any such Designated Foreign Currency, (A) subject to any cap imposed by such applicable Issuing Bank in respect of such Designated Foreign Currency and (B) provided that the LC Exposure of Letters of Credit denominated in Designated Foreign Currencies shall not exceed $70,000,000 at any time), (x) for its own account or (y) for its own account and, jointly, for the account of any of its Restricted Subsidiaries (and in each case under this clause (y), the Borrower shall be considered the sole obligor under such Letter of Credit for purposes of this Agreement notwithstanding any listing of any Restricted Subsidiary as an account party or applicant with respect to such Letter of Credit), pursuant to an agreement (x) if JPMCB is the Issuing Bank, substantially in the form of Exhibit C (the “LC Continuing Agreement Form”) and (y) in the case of any other Issuing Bank, substantially in the form of the LC Continuing Agreement Form with such changes as shall be agreed to by the Borrower, the applicable Issuing Bank and the Administrative Agent, at any time and from time to time during the Availability Period (including, for the avoidance of doubt, on the Funding Date). Except as to matters covered by agreements contained herein or otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit, and the rules of the UCP shall apply to each commercial Letter of Credit. JPMCB and each other Lender which has been designated as an Issuing Bank hereunder, agrees, subject to the terms and conditions set forth herein (including, without limitation, Section 4.03), that it shall issue Letters of Credit complying with the terms of this Agreement upon the request of the Borrower in the manner contemplated by this Section. It is understood and agreed that the Borrower shall be deemed to be a primary account party under, and obligated in respect of, each Letter of Credit issued at the request of the Borrower hereunder, notwithstanding the fact that a Restricted Subsidiary may be listed as the account party in the Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit referred to in clause (ii) of the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of participation fees and other fees due hereunder to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Restricted Subsidiary that shall be a joint account party in respect of any such Letter of Credit).
     (ii) The parties hereto acknowledge and agree that, as of the Funding Date, the Existing JPM Letters of Credit shall constitute Letters of Credit hereunder for all purposes as fully as if such Existing JPM Letters of Credit had been issued as Letters of Credit hereunder.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In connection with any request for a Letter of Credit and if requested by the applicable Issuing Bank, the Borrower also shall submit (i) in the case of such request from JPMCB, a letter of credit application substantially in the form attached as an annex to the LC Continuing Agreement Form or (ii) in the case of such request from any other Issuing Bank, a letter of credit application substantially in the form attached as an annex to the LC Continuing Agreement with such changes as shall be agreed between the Borrower and such Issuing Bank. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments, (ii) the total LC Exposure shall not exceed $350,000,000, (iii) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank and (iv) if such Letter of Credit is denominated in a Designated Foreign Currency, the US Dollar Equivalent of the portion of the LC Exposure attributable to Letters of Credit denominated in such Designated Foreign Currency and issued by the applicable Issuing Bank shall not exceed the cap (if any) imposed by such Applicable Bank with respect to such Designated Foreign Currency.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for renewal thereof under procedures reasonably satisfactory to the applicable Issuing Bank for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Percentage (determined as of the time or times at which the Revolving Credit Lenders are required to make payments in respect of unreimbursed LC Disbursements under such Letter of Credit pursuant to paragraph (e) below) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (or, if the currency of the applicable LC Disbursement or reimbursement payment shall be a Designated Foreign Currency, an amount equal to the US Dollar Equivalent thereof using the LC Exchange Rate in effect on the applicable LC Participation Calculation Date). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments or any fluctuation in currency values, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to reimburse any LC Disbursement when due, (i) if such payment relates to a Letter of Credit denominated in a Designated Foreign Currency, automatically and with no further action required, the obligation of the Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the payment then due from the

Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Credit Lenders or a Swingline Lender have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in respect of any Letter of Credit denominated in a currency other than US Dollars would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or other tax, expense or loss (including any loss resulting from changes in currency exchange rates between the date of any LC Disbursement and the date of any reimbursement payment in respect thereof), the Borrower shall pay the amount of any such tax, expense or loss requested by the Administrative Agent or the relevant Issuing Bank or Lender, as applicable.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Credit Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, (i) in the case of any LC Disbursement denominated in US Dollars and at all times following the conversion to US Dollars of an LC Disbursement made in a Designated Foreign Currency pursuant to paragraph (e) of this Section, at the rate per annum then applicable to ABR Revolving Loans, and (ii) if such LC Disbursement is made in a Designated Foreign Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) of this Section, at a rate per annum reasonably determined by the applicable Issuing Bank to represent the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to Eurodollar Revolving Loans at such time; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Designation of Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent and the Revolving Credit Lenders designate as additional Issuing Banks one or more Revolving Credit Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Credit Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to the Borrower and the Administrative Agent, shall set forth the LC Commitment of such Revolving Credit Lender and shall be executed by such Revolving Credit Lender, the Borrower and the Administrative Agent and, from and after the effective date of such agreement, (i) such Revolving Credit Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Credit Lender in its capacity as an Issuing Bank.

     (j) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent (whose consent will not be unreasonably withheld or delayed) and the successor Issuing Bank. Any Issuing Bank so replaced shall continue to have the benefit of this Agreement in respect of any Letters of Credit of that Issuing Bank which remain outstanding. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b).
     (k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, the Required Revolving Credit Lenders or any Issuing Bank with any outstanding Letter of Credit) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to 102% of the LC Exposure with respect to the applicable Letters of Credit as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article 7. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Permitted Investments at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of the Required Revolving Credit Lenders and each Issuing Bank with any outstanding Letter of Credit), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
     (l) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (who shall promptly provide notice to the Revolving Credit Lenders of the contents thereof) (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
     SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Designated Payment Account; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.08. Termination and Reduction of Commitments. (a) If the Funding Date does not occur on or prior to June 30, 2011, the Commitment of each Lender shall terminate at the close of business on June 30, 2011. Unless previously terminated, the Revolving Credit Commitment of each Revolving Credit Lender shall terminate on the Revolving Credit Maturity Date. Unless previously terminated, the Term Loan Commitment of each Term Lender shall automatically terminate upon the funding of Term Loans to be made by it on the Funding Date.
     (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Sections 2.11 and 2.12, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.
     (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments of such Class. The Borrower shall pay to the Administrative Agent for the account of the Lenders of the applicable Class, on the date of each termination or reduction under paragraph (b) of this Section, any applicable commitment fees on the amount of the Commitments of such Class so terminated or reduced accrued to but excluding the date of such termination or reduction.
     SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan on the Term Loan Maturity Date and (iii) to the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of (A) the Revolving Credit Maturity Date and (B) the first date after such Swingline Loan is made that is five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to Sections 2.11(b) and 2.12(g), the Borrower shall repay to the Administrative Agent for the account of the Term Lenders, on the dates set forth below, or if any such date is not a Business Day, on the immediately succeeding Business Day a principal amount of the Term Loans in an amount equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date[1]	Amount
June __, 2011	$7,500,000
September __, 2011	$7,500,000
December __, 2011	$7,500,000
March __, 2012	$7,500,000
June __, 2012	$7,500,000
September __, 2012	$7,500,000
December __, 2012	$7,500,000
March __, 2013	$7,500,000
June __, 2013	$15,000,000
September __, 2013	$15,000,000
December __, 2013	$15,000,000
March __, 2014	$15,000,000
June __, 2014	$22,500,000

[1]	Repayment Dates (which shall be in 3-month intervals from the Funding Date) to be filled in by Administrative Agent and Borrower on Funding Date.

Repayment Date[1]	Amount
September __, 2014	$22,500,000
December __, 2014	$22,500,000
March __, 2015	$22,500,000
June __, 2015	$30,000,000
September __, 2015	$30,000,000
December __, 2015	$30,000,000
Term Maturity Date	Remaining outstanding principal amount
     (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.
     SECTION 2.11. Voluntary Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided, however, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding.
     (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lenders) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the Lenders of such Class of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Voluntary prepayments of outstanding Term Loans under this Section 2.11 shall be applied to future scheduled amortization payments pursuant to Section 2.10(a) as directed by the Borrower. Prepayments under this Section 2.11 shall be accompanied by accrued interest to the extent required by Section 2.14 and shall be subject to Section 2.17, but otherwise without premium or penalty.
     SECTION 2.12. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each applicable Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Loans or Swingline Loans (or a combination thereof) and, after the Revolving Loans and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each applicable Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess.
     (b) Not later than the fifth Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.12(g).
     (c) No later than 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2011, the Borrower shall prepay outstanding Term Loans in accordance with Section 2.12(g) in an aggregate principal amount equal to (x) the Applicable ECF Percentage of Excess Cash Flow minus (y) voluntary prepayments of Term Loans under Section 2.11 during such fiscal year but only to the extent that such prepayments do not occur in connection with a refinancing of all or any portion of Term Loans; provided, that the amount of Term Loans required to be repaid on any date pursuant to this Section 2.12(c) shall be reduced, to the extent thereof, by an amount equal to the Excess Cash Adjustment Amount as of such date (before giving effect to the reduction in the succeeding clause of this sentence), and the Gross ECF Overpayment Amount shall in such case also be reduced on a dollar-for-dollar basis on such date.
     (d) If any Excess Cash Withheld Amount has been determined (as of the end of the preceding fiscal year) in respect of a fiscal year, and certified in accordance with the definition of “Excess Cash Withheld Amount”, then at any time and from time to time during such fiscal year the Borrower may by written notice to the Administrative Agent reduce such Excess Cash Withheld Amount (to the extent thereof), and if such notice is given then (x) the Borrower shall promptly prepay outstanding Term Loans in accordance with Section 2.12(g) in an aggregate amount equal to the Applicable ECF Percentage (calculated as of the end of the prior fiscal year) of the amount by which such Excess Cash Withheld Amount is to be reduced, as specified in such notice, and (y) the Excess Cash Withheld Amount in respect of such fiscal year shall be deemed reduced by the amount of such reduction as so specified, and any calculation of Unused Withheld Amount and Excess Cash Flow Overpayment Amount with respect to such fiscal year shall refer to the amount of Excess Cash Withheld Amount as so reduced.
     (e) Not later than 45 days after the end of each fiscal year, commencing with the fiscal year ending on December 31, 2012, the Borrower shall prepay outstanding Term Loans in accordance with Section 2.12(g) in an aggregate amount equal to the Applicable ECF Percentage (calculated as of the end of the prior fiscal year) of the Unused Withheld Amount, if any (after giving effect to Section 2.12(d)), from the prior fiscal year.
     (f) In the event that the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness (other than the issuance or incurrence of Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.12(g).
     (g) Mandatory prepayments of outstanding Term Loans under this Section 2.12 shall be applied to reduce scheduled amortization payments pursuant to Section 2.10(a) (i) in forward order of maturity to payments coming due within 12 months of the date of such prepayment and (ii) to the extent of any excess, ratably by amount to the remaining scheduled payments.
     (h) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.17, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
     SECTION 2.13. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee equal to the Applicable Margin of the average daily unutilized amount of the Revolving Credit Commitments during the period from and including the Funding Date to but excluding the date on which the Revolving Credit Commitments terminate. For purposes of calculation of the commitment fee, Swingline Loans shall not, but LC Exposure shall, be deemed to be a utilization of the Revolving Credit Commitments. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the Funding Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue on each day at a rate per annum equal to the Applicable Margin for Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Funding Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee, which shall accrue at a rate of 25 basis points per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Funding Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, and (iii) to each Issuing Bank, for its own account, such Issuing Bank’s standard fees (or such other fees as may be agreed to by such Issuing Bank and the Borrower from time to time) with respect to the amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Funding Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) If the Effective Date occurs but the Funding Date does not occur on or prior to March 31, 2011, a ticking fee shall accrue on the Commitments starting from April 1, 2011 until the Funding Date as follows: (i) in the case of the Revolving Credit Commitments, at the rate of 0.50% per annum of the Revolving Credit Commitments during the period from and including April 1, 2011 to but excluding the Funding Date and (ii) in the case of the Term Loan Commitments, at the rate of 2.50% per annum of the Lenders’ Term Loan Commitments during the period from and including April 1, 2011 to but excluding the Funding Date. Such ticking fee shall be payable by the Borrower to the Administrative Agent for the account of each Lender on the Funding Date (if, but only if, the Funding Date occurs).
     (d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
     (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, participation fees and ticking fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
     SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
     (d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Loans, upon termination of the

Revolving Credit Commitments and (iii) in the case of Term Loans on the Term Maturity Date; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
     SECTION 2.16. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

     (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or
     (iii) subject any Lender, the Issuing Bank or the Administrative Agent to any Taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by an amount deemed by that Lender or Issuing Bank in good faith to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or any Issuing Bank determines that any Change in Law regarding tax, capital requirements or other requirements of law has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company including those with respect to capital adequacy), in each case by an amount deemed by that Lender in good faith to be material, then from time to time the Borrower will, without duplication of payments required to be made by the Borrower pursuant to Section 2.18 hereof, pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount or amounts, such Lender or such Issuing Bank shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
     (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such

Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (which loss, cost or expense shall not include lost profits). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount or amounts, such Lender shall act reasonably and in good faith. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.18. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall to the extent permitted by applicable law be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, a Lender or an Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 Business Days after written demand therefor (together with a reasonable basis for the determination thereof), for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower and setting forth the basis for the determination thereof, delivered to a Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
     (d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to each Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(d) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. The certificate shall be conclusive as between each Lender and the Administrative Agent of the amount so paid or payable absent manifest error.
     (e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of that portion of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (f) (i) Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times as prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not the Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A) through (F) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would, unless indemnified by the Borrower to the reasonable satisfaction of the Lender, materially prejudice the legal position or commercial operations of the Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, the Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
     (ii) Without limiting the generality of the foregoing, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which the Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
     (A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding;
     (B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to another article of such tax treaty including, without limitation, the “business profits” or “other income” article of such tax treaty;
     (C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with the Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
     (D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit I (a “U.S. Tax Certificate”) to the effect that the Lender is not (w) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (x) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (y) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (z) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

     (E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each beneficial owner (or partner or Participant) if the beneficial owner (or partner or Participant) were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, the Lender may provide a “U.S. Tax Certificate” on behalf of the partners; or
     (F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with the supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
     (iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such other time or times reasonably requested by the Administrative Agent or the Borrower, the documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and the additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the relevant Borrower to comply with its obligations under FATCA, to determine that the Lender has or has not complied with the Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from the payment. Solely for purposes of this Section 2.18(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
     (g) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within thirty days after receipt of such refund; provided, that such Loan Party, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority and the reasonable fees and expenses of the Administrative Agent, such Lender or such Issuing Bank) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to

make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Parties or any other Person.
     SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set Offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or the Swingline Lenders as expressly provided herein and except that payments pursuant to Section 2.16, 2.17 or 2.18 and 9.03 shall be made directly to the Persons entitled thereto; in the case of each payment, Borrower may make such payment in accordance with the wire transfer instructions from time to time provided by the Administrative Agent to the Borrower in writing, executed in original counterpart on the Administrative Agent’s letterhead. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in US Dollars except as expressly provided herein.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender of any Class becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender of such Class, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.13(a);
     (b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;
     (c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
     (i) so long as no Event of Default shall have occurred and be continuing, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Applicable Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (y) the sum of any non-Defaulting Lender’s Revolving Credit Exposure plus its Applicable Revolving Percentage of such Defaulting Lenders’ Swingline Exposure and LC Exposure does not exceed such non-Defaulting Lender’s Revolving Credit Commitment;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Revolving Percentages; and
     (v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Revolving Credit Lender hereunder, all fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
     (d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Credit Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).
     If (i) a Bankruptcy Event with respect to a Lender Parent of any Revolving Credit Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lenders or the applicable Issuing Bank has a good faith belief that any Revolving Credit Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lenders shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lenders or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
     In the event that the Administrative Agent, the Borrower, the Swingline Lenders and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Credit Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Revolving Percentage.
ARTICLE 3
Representations and Warranties
     The Borrower represents and warrants to the Lenders that:
     SECTION 3.01. Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) has all requisite power and authority to carry on its business as now conducted and (ii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers. The Loan Documents have been duly authorized by the Borrower, and will have been duly authorized by each other Loan Party on or prior to the Funding Date. The other Transactions will have been duly authorized by each Loan Party on or prior to the Funding Date. This Agreement has been duly executed and delivered by each Loan Party party hereto and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.03. Governmental Approvals; No Conflicts. The execution and delivery of this Agreement by each Loan Party party hereto, and performance by each such Loan Party of its obligations hereunder, in each case from and after the date such Loan Party becomes a party hereto, (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except for (i) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (ii) recordation of the Mortgages and (iii) such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law, statute, rule or regulation or the certificate or articles of incorporation, by-laws or other organizational documents of the Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority, (c) will not be in conflict with, violate or result in a default or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any indenture, agreement or other instrument binding upon the Borrower or any of the Restricted Subsidiaries or its property or assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries (except pursuant to the Fee Letter or the Loan Documents) and (d) will not result in the creation or imposition of any Lien, other than Liens permitted under Section 6.02, on any property or any asset now owned or hereafter acquired by the Borrower or any of its Restricted Subsidiaries (other than any Lien created hereunder or under the Collateral Documents), where any such conflict, violation, breach or default referred to in clause (b) or (c) of this Section 3.03, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the Main Shipbuilding Subsidiary’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Main Shipbuilding Subsidiary and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Main Shipbuilding Subsidiary and its consolidated Subsidiaries as of the dates thereof.
     (b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income, stockholder’s equity and cash flows as of December 31, 2010, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof to be reasonable), accurately reflect all material adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
     (c) There has not occurred since December 31, 2010, any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
     SECTION 3.05. Properties. (a) From and after the Funding Date, each of the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its real and personal property material to its business (including all Mortgaged Properties), except for defects in the foregoing that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or other ownership rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From and after the Funding Date, all such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

     (b) Each of the Borrower and the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (c) As of the Effective Date, neither the Borrower nor any of the Restricted Subsidiaries has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding for any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
     (d) As of the Effective Date, neither the Borrower nor any of the Restricted Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
     (e) Each of the Borrower and the Restricted Subsidiaries owns, or is licensed or otherwise has the right to use, or could obtain ownership or possession of, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except for those the failure to own, possess, license or have the right to use which would not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Borrower and the Restricted Subsidiaries does not, to the knowledge of any Responsible Officer of the Borrower, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     (f) Schedule 3.05(f) lists completely and correctly as of the Effective Date all real property owned in fee by the Borrower or the Restricted Subsidiaries (and the addresses thereof) that are material to their business.
     (g) Schedule 3.05(g) lists completely and correctly as of the Effective Date all real property leased by the Borrower or the Restricted Subsidiaries (and the addresses thereof) that are material to their business.
     SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings at law or in equity by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Responsible Officer of the Borrower, threatened against or affecting the Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such Person (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that challenge the enforceability of any Loan Document.
     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material

Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries (i) has failed, or is failing, to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.07. Compliance with Laws and Agreements. (a) Each of the Borrower and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures or other agreements or instruments evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     (b) None of the Borrower or any of the Restricted Subsidiaries is in default under any agreement or instrument or in violation of any corporate restriction that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect.
     (c) Neither the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.
     (d) Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.
     SECTION 3.08. Investment Company Status. Neither the Borrower nor any of the Restricted Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940.
     SECTION 3.09. Taxes. Each of the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed, subject to any applicable extensions without penalty, and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.10. ERISA. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.11. Disclosure. Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered pursuant thereto (as modified or supplemented by other information so furnished, and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 3.12. Use of Proceeds. The Borrower will use (i) the proceeds of Term Loans solely to finance a portion of the Contribution and related Transactions and for other general corporate purposes, and (ii) the proceeds of the Revolving Loans and Swingline Loans and the Letters of Credit solely for working capital needs and other general corporate purposes.
     SECTION 3.13. Margin Regulations. None of the Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Neither the proceeds of any Loan nor any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with the provisions of the regulations of the Board, including Regulation U or Regulation X.
     SECTION 3.14. Subsidiaries. Schedule 3.14 sets forth as of the Effective Date a list of all Restricted Subsidiaries of the Borrower and the two entities that are to be designated as Unrestricted Subsidiaries on or prior to the Funding Date, and the percentage ownership interest of the Borrower therein (it being understood and agreed that prior to the Spin-off, the Northrop Grumman Retained Subsidiaries shall be deemed not to be Subsidiaries or Restricted Subsidiaries of the Borrower). As of the Funding Date, the shares of capital stock or other ownership interests in Restricted Subsidiaries so indicated on Schedule 3.14 are, or will be, fully paid and non-assessable and are, or will be, owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Collateral Documents, and statutory or other non-consensual Liens permitted under Section 6.02).
     SECTION 3.15. Collateral Documents. From and after the Funding Date (and subject, if applicable, to Section 5.14), all filings and other actions necessary to perfect and protect the Liens in the Collateral created under, and in the manner and to the extent contemplated by, the Collateral Documents will have been duly made or taken or otherwise provided for in the manner reasonably requested by the Administrative Agent and will be in full force and effect, and the

Collateral Documents will, upon execution and delivery thereof, create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral (to the extent contemplated by the Collateral Documents), securing the payment of the Secured Obligations, subject to Liens permitted by Section 6.02.
     SECTION 3.16. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of a Responsible Officer of the Borrower, threatened that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. All material payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.
     SECTION 3.17. Solvency. Immediately after giving effect to the consummation of the Transactions (including the Spin-off), (a) the fair value of the assets of the Borrower and the Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise of the Borrower and the Restricted Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and the Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise of the Borrower and the Restricted Subsidiaries on a consolidated basis, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Restricted Subsidiaries on a consolidated basis will be able to pay the debts and liabilities, subordinated, contingent or otherwise of the Borrower and the Restricted Subsidiaries on a consolidated basis, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Funding Date.
     SECTION 3.18. Transaction Documents. As of the Effective Date, the Borrower has delivered to the Administrative Agent a complete and correct copy of the Transaction Documents that are in effect as of such date (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither the Borrower nor any Loan Party or, to the knowledge of the Borrower or each Loan Party, any other Person party thereto is in default in the performance or compliance with any material provisions thereof.
     SECTION 3.19. Insurance. The Borrower and the Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

     SECTION 3.20. OFAC. Neither the Borrower nor any Restricted Subsidiary (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by section 2 of such executive order, or is otherwise associated with any such person in any manner violative of such section 2, or (iii) is a person on the list of “Specially Designated Nationals” and “Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     SECTION 3.21. Patriot Act. The Borrower and each Restricted Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE 4
Conditions
     SECTION 4.01. Effective Date. This Agreement shall become effective as of the date hereof upon the satisfaction of the conditions precedent set forth in this Section 4.01 (the date upon which all such conditions precedent under this Section 4.01 shall be satisfied referred to as the Effective Date):
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Effective Date) of Gibson Dunn & Crutcher LLP, counsel for the Borrower, and covering such other matters relating to the Borrower or the Loan Documents as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
     (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the

Secretary or Assistant Secretary of the Borrower dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Administrative Agent may reasonably request.
     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03.
     (e) The Lenders shall have received (i) the financial statements referred to in Sections 3.04(a) and 3.04(b) and (ii) forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on an annual basis for 2010 through 2015.
     (f) The Administrative Agent shall have received, at least 5 days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that have been requested by the Administrative Agent and the Lenders no later than 10 days prior to the Effective Date.
     (g) The Borrower shall have received (i) a corporate credit rating from Moody’s, a corporate family rating from S&P and an issuer default rating from Fitch, and (ii) a rating of the Senior Credit Facilities by Moody’s, S&P and Fitch.
     (h) The Collateral Agent shall have received a Perfection Certificate with respect to the Borrower and each Wholly Owned Domestic Restricted Subsidiary dated the Effective Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower and each Wholly Owned Domestic Restricted Subsidiary in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

     (i) All material governmental and third party approvals necessary in connection with the Senior Credit Facilities and the Loan Documents shall have been obtained and be in full force and effect.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date.
     SECTION 4.02. Funding Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the following conditions is satisfied (or waived pursuant to Section 9.02) on or prior to June 30, 2011 (the date upon which all such conditions precedent under this Section 4.02 shall be satisfied or waived referred to as the Funding Date, and, in the event such conditions are not so satisfied or waived by June 30, 2011, the Commitments shall terminate on such date):
     (a) The Effective Date shall have occurred.
     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Funding Date) of Gibson Dunn & Crutcher LLP, counsel for the Borrower, Brownstein Hyatt Farber Schreck, LLP, Nevada counsel for the Borrower and George M. Simmerman, Vice President and Sector Counsel of Northrop Grumman Shipbuilding, Inc., and covering such other matters relating to the Loan Parties, the Collateral Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
     (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Guarantor, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of such Guarantor as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Guarantor dated the Funding Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Guarantor as in effect on the Funding Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Guarantor authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Guarantor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Guarantor; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Administrative Agent may reasonably request
     (d) The Collateral Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Funding Date. The Collateral Agent shall be reasonably satisfied that all actions necessary to establish that the Collateral

Agent will have a security interest on behalf of the Secured Parties in the Collateral of the type and priority described in each Collateral Document shall have been taken. Nothing contained in the foregoing sentence shall be construed to require the satisfaction of the post-Funding Date obligations set forth in Section 5.14 prior to the Funding Date.
     (e) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.05 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent. In addition, the Administrative Agent shall have received a schedule setting forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or the Restricted Subsidiaries as of the Funding Date. As of such date, such insurance shall be in full force and effect and all premiums shall have been duly paid.
     (f) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Funding Date and duly executed by a Responsible Officer of the Borrower.
     (g) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and the Restricted Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent within the meaning of the term “solvency” as set forth in Section 3.17.
     (h) The final terms and conditions of each aspect of the Transactions, including without limitation, all tax aspects thereof, shall be consistent in all material respects with the terms set forth in the Distribution Agreement and the information set forth in the Form 10. The Lead Arrangers shall be reasonably satisfied with the terms and conditions of the Distribution Agreement and the other Transaction Documents, it being understood and agreed that the Lead Arrangers are reasonably satisfied with the terms and conditions set forth in the forms of the Transaction Documents delivered to the Lead Arrangers prior to the Effective Date. Since the Effective Date, the Transaction Documents shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived, in each case in a manner that is materially adverse to the interests of the Lenders, without the prior written consent of the Lead Arrangers. The Pre-Contribution Internal Reorganization shall have been consummated. The Lead Arrangers shall be reasonably satisfied that (x) the Contribution will be consummated substantially contemporaneously with the initial funding of the Senior Credit Facilities pursuant to this Section 4.02 and (y) all regulatory approvals necessary to consummate the Spin-off (after the Funding Date) shall have been (or substantially contemporaneously with the initial funding of the Senior Credit Facilities hereunder shall be) obtained and all other conditions necessary to consummate the Spin-off after the Funding Date (other than those which, pursuant to the Transaction Documents, are to be satisfied after the initial funding of the Senior Credit Facilities hereunder) shall have been (or substantially contemporaneously with the initial funding of the Senior Credit Facilities hereunder shall be) satisfied, in each case in accordance with the applicable Transaction Documents and applicable law. The proceeds of the issuance of the Senior Notes shall have been (or substantially contemporaneously with the initial funding of the Senior Credit Facilities hereunder shall be) released to the Borrower from the Senior Notes

Escrow in an aggregate principal amount that together with the aggregate principal amount of the Term Loans funded pursuant to this Section 4.02 shall be up to $1,775,000,000.
     (i) On the Funding Date, after giving effect to the Transactions, neither the Borrower nor any of its Restricted Subsidiaries shall have any material Indebtedness for borrowed money, other than (i) the Senior Credit Facilities, (ii) the Senior Notes, (iii) up to $83,700,000 of indebtedness under a loan agreement with the Mississippi Business Finance Corporation (“MBFC”) in connection with MBFC’s issuance of 7.81% Economic Development Revenue Bonds (Ingalls Shipbuilding, Inc. Project) Taxable Series 1999A due 2024 and (iv) up to $22,000,000 of indebtedness under a loan agreement with the MBFC in connection with the MBFC’s issuance of 4.55% Gulf Opportunity Zone Industrial Revenue Bonds (Northrop Grumman Ship Systems, Inc. Project) Series 2006 due 2028 (the “GO Zone Bonds”).
     (j) There shall not have occurred since December 31, 2010 any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
     (k) The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (l) The Administrative Agent shall have received a certificate, dated the Funding Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03.
     SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties made by or on behalf of the Borrower and the Restricted Subsidiaries set forth in this Agreement and in the Collateral Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will, and will (from and after the Funding Date in the case of Sections 5.05(a) and (c), 5.08, 5.11 and 5.14) cause each of the Restricted Subsidiaries to:
     SECTION 5.01. Financial Statements; Ratings Change and Other Information. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:
     (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a customary “management discussion and analysis” provision;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a duly completed Compliance Certificate signed by a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10, 6.11 and 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default under Section 6.11 or 6.12 (which certificate may be limited to the extent required by accounting rules or guidelines);
     (e) within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget.
     (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
     (g) promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Borrower or the Senior Credit Facilities, written notice of such rating change;
     (h) promptly after the receipt thereof by the Borrower or any Restricted Subsidiary, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;
     (i) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
     (j) promptly following any request therefor, subject to compliance with applicable law and any restrictions imposed by a Governmental Authority, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (for itself or on behalf of any Lender); and.
     (k) if there are any Unrestricted Subsidiaries as of the last day of any fiscal quarter, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) or 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries that constitute Significant Subsidiaries from such consolidated financial statements.
     Information required to be delivered pursuant to paragraphs (a), (b) or (f) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been delivered to the Administrative Agent in a format which is suitable for posting by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and the Borrower shall endeavor to deliver or cause to be delivered to the Administrative Agent a confirming electronic correspondence providing notice of such availability, provided that the failure to deliver such confirming electronic correspondence shall not constitute a default hereunder); provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
     SECTION 5.02. Notices of Material Events. Furnish to the Administrative Agent (for distribution to each Lender) promptly, upon a Responsible Officer of the Borrower obtaining actual knowledge thereof, written notice of the following:
     (a) the occurrence of any Default;
     (b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding whether at law or in equity by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence or reasonably expected occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and
     (d) any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03. Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit the Transactions or any merger, consolidation, liquidation or dissolution permitted under Section 6.05.
     SECTION 5.04. Payment of Obligations. Pay and discharge all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Borrower or such Restricted Subsidiary; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such Tax, assessment, charge, levy or claims (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.05. Maintenance of Properties; Insurance.
     (a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
     (b) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     (c) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Funding Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
     (d) If at any time the area in which the Property (as specifically defined in a Mortgage) is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and if available in the community in which the Property is located, obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.
     (e) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.
     (f) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.05 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
     SECTION 5.06. Books and Records; Inspection Rights; Maintenance of Ratings. (a) Keep proper books of record and account in accordance with GAAP.
     (b) Permit any representatives designated by the Administrative Agent (or, if any Event of Default has occurred and is continuing, any Lender), upon reasonable prior notice and subject to reasonable requirements of confidentiality, including the requirements imposed by any Governmental Authority or by contract, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested, provided that the exercise of rights under this Section shall not unreasonably interfere with the business of the Borrower and its Subsidiaries and the Administrative Agent and the Lenders shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s accountants.
     (c) Use commercially reasonable efforts to (i) cause the Senior Credit Facilities to be continuously rated by S&P and Moody’s and, at the Borrower’s election, Fitch, and (ii) maintain a corporate rating from S&P, a corporate family rating from Moody’s, and, at the Borrower’s election, an issuer default rating from Fitch, in each case in respect of the Borrower.
     SECTION 5.07. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.08. Use of Proceeds and Letters of Credit. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.12.
     SECTION 5.09. Employee Benefits. Comply with the applicable provisions of ERISA and the Code, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action required by Environmental Laws or by a Governmental Authority; provided, however, that none of the Borrower or any Restricted Subsidiary shall be required to undertake any remedial action or incur any compliance cost required by Environmental Laws or by a Governmental Authority to the extent that its obligation to do so is being contested in good faith and by proper proceedings and, if applicable, appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     SECTION 5.11. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents. The Borrower will cause any subsequently acquired or organized Wholly Owned Subsidiary that is a Domestic Restricted Subsidiary to become a Loan Party by executing the Guarantee and Security Agreement and each applicable Collateral Document in favor of the Collateral Agent. In addition, from time to time (other than during a Collateral Suspension Period), the Borrower will, at its cost and expense, promptly secure the Secured Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Secured Obligations shall be secured (other than during a Collateral Suspension Period) by substantially all the assets of the Borrower and its Restricted Subsidiaries (but, as to real property, shall be secured only by Material Real Property owned as of, or acquired subsequent to, the Effective Date)). Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (consistent with the items required under Section 5.14) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any Material Real Property.
     SECTION 5.12. Designation of Subsidiaries. In the case of the Borrower, at any time and from time to time in its sole discretion, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Sections 6.11 and 6.12 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (c) no Subsidiary that owns any Equity Interests of any Restricted Subsidiary, shall be an Unrestricted Subsidiary, (d) (i) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the applicable Restricted Subsidiary therein at the date of designation in an amount equal to the net book value (or, in the case of any guarantee or similar Investment, the fair market value thereof) of such Investments of the Borrower or such Restricted Subsidiary and (ii) no such designation shall be effective if, immediately after such designation, the sum of (x) the amount of all such Investments and (y) the amount of all Investments in majority-owned joint ventures, in each case net of cash returned to the Borrower or a Restricted Subsidiary in respect of such Investments, exceeds $150,000,000 in the aggregate, (e) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Notes, any other Permitted Senior Indebtedness or any Permitted Subordinated Indebtedness (unless it is concurrently designated as an Unrestricted Subsidiary for the purpose of such other Indebtedness) and (f) there shall be no Unrestricted Subsidiary (other than Titan II and Ascension) on the Effective Date or the Funding Date. If any Person becomes a Restricted Subsidiary on any date after the Funding Date (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), the Indebtedness of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Section 6.01, but will not be considered the sale or issuance of Equity Interests for purposes of Section 6.05. Titan II and Ascension will be deemed designated an Unrestricted Subsidiary immediately upon its becoming a Subsidiary of the Borrower, provided that the conditions in clauses (a) through (e) above are satisfied at such time.
     SECTION 5.13. Maintenance of Separate Existence. So long as Titan II shall exist, do all things necessary to cause Titan II to maintain a separate existence from the Borrower and each other Restricted Subsidiary, including, without limitation, causing Titan II to (i) maintain proper corporate records and books of account separate from those of the Borrower and each other Restricted Subsidiary; (ii) hold appropriate meetings of its board of directors, keep minutes of such meetings and of meetings of its members and observe all other necessary organizational formalities (and any successor shall observe similar procedures in accordance with its governing documents and applicable law); (iii) at all times hold itself out to the public under its own name as a legal entity separate and distinct from the Borrower and each other Restricted Subsidiary; and (iv) refrain from (A) having any assets other than as contemplated by the Transaction Documents, (B) guaranteeing, becoming obligated for or holding itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person, or otherwise having any liabilities except for the guarantees and related liabilities pursuant to the Titan II Guarantees or liabilities for which Titan II is indemnified under the Transaction Documents, (C) acting with the intent to hinder, delay or defraud any of its creditors in violation of applicable law, (D) acquiring any securities or debt instruments of its Affiliates or any other Person, and (E) making loans or advances, or transferring its assets, to any Person, except (in the case of clauses (A), (B) and (E) above) for liabilities permitted under Section 6.08(b) and de minimis assets, liabilities, advances, loans and transfers related to the maintenance of Titan II’s existence or to the conduct of the activities of Titan II permitted under Section 6.08(b).
     SECTION 5.14. Post-Funding Date Collateral Matters. Within 90 days after the Funding Date (or such later date as agreed to by the Administrative Agent), (i) execute and deliver to the Collateral Agent or cause to be executed and delivered to the Collateral Agent each of the Collateral Documents, in form and substance satisfactory to the Collateral Agent, relating to each of the Mortgaged Properties, (ii) cause each of such Collateral Documents to be filed and recorded in the recording office as specified on Schedule 7(A) to the Perfection Certificate and,

in connection therewith, provide to the Collateral Agent evidence satisfactory to it of each such filing and recordation (or a lender’s title insurance policy, in form and substance consistent with clause (iv) below and covering the “gap” of time between the delivery of the applicable Collateral Document and the recordation of such Collateral Document), (iii) cause the Collateral Agent to receive, in order to comply with the Flood Laws, the following documents relating to Mortgaged Properties: (A) a completed standard flood hazard determination form; (B) if any improvement(s) comprising part of the Mortgaged Properties are located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP; and (C) documentation evidencing the Borrower’s receipt of the Borrower Notice; and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the applicable property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent; and (iv) cause to be delivered to the Collateral Agent such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company selected by the Borrower and reasonably acceptable to the Collateral Agent, insuring such Collateral Document as a first lien on such Mortgaged Property, subject to no Liens other than the Liens permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as may be available in the applicable jurisdiction and reasonably requested by the Collateral Agent and the Lenders, with insurance amounts of not more than 105% of the actual value (as reasonably estimated by the Borrower based on real estate tax assessment information) of the applicable Mortgaged Property at the time such Collateral Document is recorded, together with such surveys, abstracts, appraisals and reasonable and customary legal opinions reasonably requested by the Collateral Agent.
ARTICLE 6
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will not, nor will it (from and after the Funding Date) cause or permit any of the Restricted Subsidiaries to:
     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness existing on the date hereof or expected to be existing on the Funding Date and, in each case, set forth in Schedule 6.01, and any Permitted Refinancing thereof;
     (b) (i) Indebtedness created hereunder and under the other Loan Documents and (ii) Indebtedness in respect of the Senior Notes and any Permitted Refinancing thereof;

     (c) intercompany Indebtedness of the Borrower and the Restricted Subsidiaries to the extent permitted by Section 6.04; provided that Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations (as defined in the Guarantee and Security Agreement) pursuant to a Global Intercompany Note;
     (d) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including by way of a Permitted Acquisition), and any Permitted Refinancing thereof; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e) at any time outstanding shall not exceed the greater of (A) $50,000,000 and (B) 1.5% of Consolidated Net Tangible Assets;
     (e) Capital Lease Obligations and any Permitted Refinancing thereof, in an aggregate principal amount that, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), shall not exceed the greater of (i) $50,000,000 and (ii) 1.5% of Consolidated Net Tangible Assets;
     (f) Indebtedness under or with respect to self-insurance obligations, performance bonds, bid bonds, completion guarantees, appeal bonds, customs bonds, surety bonds, return of money bonds, bankers’ acceptances and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business and not in connection with Indebtedness for borrowed money, including those incurred to secure health, safety and environmental obligations (including with respect to workers’ compensation claims or other types of social security benefits, environmental financial responsibility requirements and environmental remediation programs or to secure the performance of statutory obligations and other obligations of a like nature arising from legal or regulatory requirements), in each case in the ordinary course of business;
     (g) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the occurrence of Indebtedness with respect to reimbursement obligations regarding worker’s compensation claims, such obligations are reimbursed in the ordinary course of business consistent with past practice;
     (h) Indebtedness in respect of the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;
     (i) Indebtedness incurred in the ordinary course of business to finance insurance policy premiums;

     (j) Indebtedness in respect of agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower;
     (k) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof and any Permitted Refinancing thereof; provided that (i) such Indebtedness exists at the time such Persons becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) immediately before and after such Person becomes a Restricted Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(k) shall not exceed $50,000,000 at any time outstanding;
     (l) Indebtedness in respect of those Swap Contracts incurred in the ordinary course of business and not for speculative purposes and consistent with prudent business practice;
     (m) any Permitted Senior Indebtedness and any Permitted Subordinated Indebtedness; provided that in each case the Borrower and the Restricted Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Sections 6.11 and 6.12 after giving effect to such Indebtedness;
     (n) endorsements for collection or deposit in the ordinary course of business;
     (o) Indebtedness in respect of (i) customer advances received and held in the ordinary course of business or (ii) take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;
     (p) Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of Unrestricted Subsidiaries or joint ventures in an amount not to exceed the amount of investments permitted under Section 6.04(p);
     (q) Guarantees of Indebtedness of the Borrower and its Restricted Subsidiaries that is permitted under clause (d), (e) or (n) of this Section 6.01; and
     (r) other Indebtedness of the Borrower or the Restricted Subsidiaries in an aggregate principal amount at any time outstanding not exceeding $200,000,000.
     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
     (a) Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the date hereof or expected to be existing on the Funding Date and, in each case, set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and refinancings, extensions, renewals and replacements thereof permitted hereunder;
     (b) any Lien created under the Loan Documents;

     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or assets of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Permitted Refinancing thereof, and (iii) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary;
     (d) Liens for Taxes not yet due or which are being contested in compliance with Section 5.04;
     (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s landlords’ or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days and payable or which are being contested in compliance with Section 5.04;
     (f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
     (g) pledges (in the ordinary course of business and consistent with past practice) and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, other obligations of a like nature incurred in the ordinary course of business, and other obligations permitted by Section 6.01(f), (g) or (h);
     (h) (i) encumbrances on real property that would be shown on a current and accurate survey and zoning restrictions, easements, rights-of-way, covenants, restrictions, agreements, reservations, riparian rights, mineral and air rights and similar encumbrances on real property imposed by law, recorded in the applicable land records, or arising in the ordinary course of business that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and (ii) all matters shown on or referred to in loan title policies issued to the Collateral Agent and the Lenders;
     (i) purchase money security interests in real property, improvements thereto or assets hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 120 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

     (j) judgment Liens securing judgments not constituting an Event of Default under Article 7 or securing appeal or other surety bonds related to such judgments;
     (k) Liens created in favor of the United States of America or any department or agency thereof or any other contracting party or customer in connection with advance or progress payments or similar forms of vendor financing or incentive arrangements;
     (l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, or existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by any Loan Party or any Restricted Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks which such accounts are maintained;
     (m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, and Liens on assets on loan, consignment or lease to the Borrower or a Restricted Subsidiary in the ordinary course of business, including UCC financing statements related to such assets;
     (n) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent of a Permitted Acquisition or other Investment otherwise permitted hereunder;
     (o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (p) Liens securing Capital Lease Obligations permitted under Section 6.01(e);
     (q) Liens on (i) insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 6.01(i) and (ii) deposits made in the ordinary course of business to secure liabilities for premiums to insurance carriers;
     (r) (i) Liens in the form of licenses, leases or subleases granted or created by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and (ii) rights of Persons in possession under recorded or unrecorded leases, licenses, occupancy or concession agreements and easements entered into with the Borrower or any Restricted Subsidiary in the ordinary course of business;
     (s) Liens attaching to decommissioning trust funds as may be required pursuant to any requirement of law; and
     (t) other Liens in an aggregate amount not to exceed $50,000,000 at any time outstanding.

     SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:
     (a) (i) investments by the Borrower and the Restricted Subsidiaries existing on the Funding Date in the Equity Interests of their respective Restricted Subsidiaries and joint ventures and (ii) additional investments by the Borrower and the Restricted Subsidiaries in the Equity Interests of the Restricted Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Security Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein) and (B) the aggregate amount of investments made pursuant to this clause (a) after the Funding Date by Loan Parties in, and loans and advances made pursuant to clause (c) below after the Funding Date by Loan Parties to, Restricted Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $10,000,000 at any time outstanding;
     (b) Permitted Investments;
     (c) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a global intercompany note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Security Agreement, (ii) such loans and advances shall be unsecured, (iii) if owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, such loans and advances shall be subordinated to the Secured Obligations (as defined in the Guarantee and Security Agreement) pursuant to a Global Intercompany Note and (iv) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties pursuant to this clause (c) shall be subject to the limitation set forth in clause (a) above;
     (d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (e) the Borrower and the Restricted Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof during any fiscal year (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $10,000,000;

     (f) investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
     (g) the Borrower or any Restricted Subsidiary may acquire all or substantially all the assets of a Person or division or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Restricted Subsidiary; (ii) the Acquired Entity shall be in a Permitted Business; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Sections 6.11 and 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.01(a) or Section 5.01(b), as the case may be, and Section 5.01(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period; (C) if the total consideration of such acquisition exceeds $25,000,000, the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (D) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.11 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”);
     (h) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.05(b);
     (i) Investments by the Borrower or any Restricted Subsidiary constituting receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (j) Investments in connection with the Transactions;
     (k) Investments resulting from the disposition of interests in the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or Tallulah, Louisiana;
     (l) Guarantees constituting Indebtedness permitted by Section 6.01(b);
     (m) Investments by the Borrower in Swap Contracts permitted under Section 6.01(l);
     (n) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, investments in an aggregate amount, in each case net of cash returned to the Borrower or a Restricted Subsidiary in respect of such Investments, not to exceed the portion, if any, of the Available Retained Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(n), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such election and the amount thereof elected to be so applied (which amount shall, upon such application, increase the Available Retained Basket Usage Amount);
     (o) Investments constituting the guarantee of performance under a contract (other than Indebtedness) in the ordinary course of business;
     (p) investments, loans and advances by the Borrower and the Restricted Subsidiaries in Unrestricted Subsidiaries or majority-owned joint ventures so long as the aggregate amount invested, loaned or advanced pursuant to this Section 6.04(p) (determined without regard to any write-downs or write-offs of such investments, loans and advances), in each case net of cash returned to the Borrower or a Restricted Subsidiary in respect of such Investments, does not exceed $150,000,000 in the aggregate; and
     (q) in addition to investments permitted by paragraphs (a) through (o) above, additional investments, loans and advances by the Borrower and the Restricted Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this Section 6.04(q) (determined without regard to any write-downs or write-offs of such investments, loans and advances), in each case net of cash returned to the Borrower or a Restricted Subsidiary in respect of such Investments, does not exceed $150,000,000 in the aggregate.
     SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Restricted Subsidiary, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or division or line of business of such Person, except that (i) the Borrower and any Restricted Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (1) any Wholly Owned Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (2) any Wholly Owned Restricted Subsidiary may merge into or consolidate with any other Wholly Owned Restricted Subsidiary in a transaction in which the surviving entity is a Wholly Owned Restricted Subsidiary (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (3) any Restricted Subsidiary may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary (which such recipient Restricted Subsidiary shall be a Loan Party if the disposing Restricted Subsidiary is a Loan Party), (4) any Restricted Subsidiary may liquidate (other than in connection with a merger or a consolidation which shall be governed by the other clauses of this Section 6.05(a)) and distribute its assets ratably to its shareholders if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (5) the Borrower and the Restricted Subsidiaries may make Permitted Acquisitions, including by means of mergers or consolidations.

     (b) Make any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which consists of cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed the greater of (i) $100,000,000 and (ii) 3.0% of the Consolidated Net Tangible Assets in any fiscal year.
     SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that:
     (i) any Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;
     (ii) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower in connection with issuances of Equity Interests pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees, which purchase, redemption or other acquisition or retirement for value is in order to minimize dilution; provided, however, that the aggregate cash consideration paid for such purchase, redemption, acquisition or retirement for value does not exceed $10,000,000 in any fiscal year; provided, further, that any unused amounts in any fiscal year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (ii) not to exceed $20,000,000 in any fiscal year;
     (iii) the Borrower may make Restricted Payments so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower shall have a minimum of $300,000,000 of cash, Permitted Investments and/or availability under the Revolving Credit Facility and (C) each such Restricted Payment pursuant to this clause (iii) does not exceed the portion of the Available Retained Basket Amount on the date of such Restricted Payment that the Borrower elects to apply to such Restricted Payment pursuant to this Section 6.06(a)(iii), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such election and the amount thereof elected to be so applied (which amount shall, upon such application, increase the Available Retained Basket Usage Amount);
     (iv) the Borrower and each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (v) the Borrower and each Subsidiary of the Borrower may make Restricted Payments for the cashless exercise of options and warrants in respect of Equity Interests that represent a portion of the exercise price of such options;
     (vi) so long as no Default or Event of Default shall have occurred or be continuing or result therefrom, the Borrower and each Subsidiary of the Borrower may declare and make regular dividend payments or other distributions, or other Restricted Payments, in an amount not to exceed $30,000,000 in any fiscal year; provided that the amount of payments pursuant to this clause (vi) in respect of any fiscal year commencing with the fiscal year ending on December 31, 2012 shall be increased by an amount equal to unused amount of payments permitted pursuant to this clause (vi) in any preceding fiscal year (the “Restricted Payment Rollover Amount”); provided that any portion of the Restricted Payment Rollover Amount allocated to increase the amount of payments permitted pursuant to this clause (vi) for one fiscal year shall not be allocated to increase the amount of such permitted payments for any other fiscal year;
     (vii) the Borrower may make Restricted Payments so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Borrower shall have a minimum of $300,000,000 of cash, Permitted Investments and/or availability under the Revolving Credit Facility, (C) after giving effect thereto, the Leverage Ratio is below 2.75:1 and (D) the sum of (1) the aggregate amount of such Restricted Payments pursuant to this clause (vii) plus (2) the aggregate amount of Restricted Prepayments made pursuant to Section 6.09(b)(iii), does not exceed $100,000,000 in the aggregate; provided that (x) any Restricted Payments made pursuant to this clause (vii) shall be applied to increase dollar-for-dollar the Available Retained Basket Usage Amount and (y) such application shall be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such application and the amount thereof to be so applied; and
     (viii) the Borrower may consummate the Spin-off in accordance with the Distribution Agreement, and the Borrower and its Restricted Subsidiaries may make other Restricted Payments pursuant to the Transaction Documents.
     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Transaction Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to (x) any agreement in effect on the date hereof or on the Funding Date and set forth on Schedule 6.06 (including (1) in the case of any such agreement evidencing Indebtedness, any Permitted Refinancing and (2) in the case of any other such agreement, any amendment or renewal thereof that is not prohibited by any Loan Documents so long as such agreement, as so amended or renewed is no more restrictive with respect to such limitation than such agreement prior to giving effect to such amendment or renewal thereof) or (y) at the time any Person first becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (i) of the foregoing shall not apply to (x) customary provisions in leases and other contracts restricting the assignment thereof and (y) encumbrances or restrictions that are customary provisions in asset sale agreements, stock sale agreements, sale leaseback agreements or other similar arrangements with respect to the disposition or distribution of assets or property subject to such agreements, and (F) the foregoing shall not apply to customary provisions in joint venture agreements, in each case applicable solely to such joint venture entered into in the ordinary course of business.
     SECTION 6.07. Transactions with Affiliates. Except for transactions between or among the Restricted Companies, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, other than:
     (i) transactions at prices and on terms and conditions not materially less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,
     (ii) any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business,
     (iii) transactions pursuant to permitted agreements in existence on the Effective Date or expected to be existing on the Funding Date and, in each case, set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,
     (iv) any employment agreement or employee benefit plan entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto,
     (v) transactions otherwise permitted under Section 6.04 and Section 6.06,
     (vi) the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, the Distribution Agreement, or any agreement contemplated thereunder to which it is a party as of the Effective Date, provided, however, that the existence of, or the performance by the Borrower or any Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect,
     (vii) any transaction or series of related transactions with an aggregate value or payment (and, if applicable, annual value or payment) of less than $1,000,000;

     (viii) transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business, and
     (ix) the Transactions.
     SECTION 6.08. Business of Borrower and Restricted Subsidiaries and Titan II. (a) Engage at any time in any business other than the Permitted Business.
     (b) Permit or cause Titan II, after (but not including) the Funding Date, to engage at any time in any business or have any assets or liabilities, other than (i) its liabilities as a guarantor under the Titan II Guarantees or liabilities for which Titan II is indemnified under the Transaction Documents, (ii) liabilities reasonably incurred in connection with the maintenance of Titan II’s corporate existence or arising from the Transaction Documents, and (iii) indemnities from the Borrower in support of the foregoing. For the avoidance of doubt, it is understood and agreed that in no event shall Titan II be merged into or consolidated with the Borrower or any other Subsidiary, other than an Unrestricted Subsidiary formed solely for the purpose of such merger that does not have any assets or operations (other than assets or operations incidental to its formation); provided that after such merger such surviving Unrestricted Subsidiary shall be deemed to be “Titan II” thereafter for purposes of this Agreement (including without limitation, Section 5.13).
     SECTION 6.09. Certain Other Indebtedness. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Senior Notes, any other Permitted Senior Indebtedness or any Permitted Subordinated Indebtedness is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially impair the value of the interest or rights of any Loan Party thereunder or would materially impair the rights or interests of the Agent or any Lender, other than any termination thereof in connection with the payment in full of all obligations thereunder in accordance with the terms of this Agreement (including, without limitation, Section 6.09(b) hereof).
     (b) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Senior Notes, any other Permitted Senior Indebtedness or any Permitted Subordinated Indebtedness or make any payment in violation of any subordination terms of any Permitted Subordinated Indebtedness (collectively, “Restricted Prepayments”), except:
     (i) the refinancing thereof with net cash proceeds of (A) in the case of Permitted Subordinated Indebtedness, any issuance of Qualified Capital Stock or other Permitted Subordinated Indebtedness, and (B) in the case of the Senior Notes or any other Permitted Senior Indebtedness, any issuance of Qualified Capital Stock, Permitted Subordinated Indebtedness or other Permitted Senior Indebtedness;
     (ii) the conversion of any Permitted Subordinated Indebtedness, any Senior Notes or any other Permitted Senior Indebtedness to Qualified Capital Stock;

     (iii) so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) no Revolving Loans are outstanding at such time, Restricted Prepayments in an amount, in the case of each such Restricted Prepayment, up to the portion, if any, of the Available Retained Basket Amount on the date of such Restricted Prepayment that the Borrower elects to apply to this Section 6.09(b)(iii), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such election and the amount thereof elected to be so applied (which amount shall, upon such application, increase the Available Retained Basket Usage Amount);
     (iv) so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Borrower has at such time a minimum of $300,000,000 of cash, Permitted Investments and/or availability under the Revolving Credit Facility, (C) after giving effect thereto, the Leverage Ratio is below 2.75:1 and (D) the sum of (1) the aggregate amount of such Restricted Prepayments pursuant to this clause (iv) plus (2) the aggregate amount of Restricted Payments made pursuant to Section 6.06(a)(vii) does not exceed $100,000,000 in the aggregate; provided that (x) any Restricted Prepayments made pursuant to this clause (iv) shall be applied to increase dollar-for dollar the Available Retained Basket Usage Amount and (y) such application shall be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such application and the amount thereof to be so applied; and
     (v) in addition to Restricted Prepayments permitted by paragraphs (i) through (iii) above, additional Restricted Prepayments in an aggregate amount not to exceed $100,000,000 during the term of this Agreement; provided that at the time of any such prepayment, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower has at such time a minimum of $300,000,000 of cash, Permitted Investments and/or availability under the Revolving Credit Facility.
     SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any period set forth below to exceed (i) the amount of such Capital Expenditures made with the portion, if any, of the Available Retained Basket Amount on the date of any election that the Borrower elects to apply to this Section 6.10(i), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such election and the amount thereof elected to be so applied (which amount shall, upon such Capital Expenditure, increase the Available Retained Basket Usage Amount), plus (ii) the amount set forth below for such period:

Fiscal Year	Amount
2011	$350,000,000
2012	$200,000,000
2013	$200,000,000
2014	$200,000,000
2015 and thereafter	$200,000,000

     The amount of permitted Capital Expenditures set forth in the table above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2012 (the “Specified Permitted CapEx Amount”) shall be increased (but not decreased) by the amount of the unused Specified Permitted CapEx Amount for the immediately preceding fiscal year (the “CapEx Rollover Amount”); provided that any CapEx Rollover Amount shall be available to be used in such fiscal year only after the Specified Permitted CapEx Amount for such fiscal year has been fully used in such fiscal year. In addition, the amount of permitted Capital Expenditures that would otherwise be permitted in any fiscal year pursuant to this Section 6.10 (including as a result of the preceding sentence) may be increased by an amount not to exceed 50% of the Specified Permitted CapEx Amount for the immediately succeeding fiscal year (the “CapEx Pull Forward Amount”); provided that before any Capital Expenditures are made in a fiscal year pursuant to the CapEx Pull Forward Amount, Capital Expenditures shall have been made in such fiscal year in an amount equal to the Capital Expenditures otherwise permitted in such fiscal year (including as a result of the application of the preceding sentence). The actual CapEx Pull Forward Amount that is used in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the Specified Permitted CapEx Amount for the immediately succeeding fiscal year. Notwithstanding anything to the contrary in this paragraph, the amount of Capital Expenditures permitted to be made pursuant to clause (ii) of this Section 6.10 (including as a result of the application of the preceding sentences) in any fiscal year shall not exceed 200% of the Specified Permitted CapEx Amount for such fiscal year.
     SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on a date or during any period set forth below to be less than the ratio set forth opposite such date or period below:

Date or Period	Ratio
Quarter ending March 31, 2011	3.50:1
Quarter ending June 30, 2011	3.50:1
Quarter ending September 30, 2011	3.50:1
Quarter ending December 31, 2011	3.50:1
Quarter ending March 31, 2012	3.50:1
Quarter ending June 30, 2012	3.50:1
Quarter ending September 30, 2012	3.75:1
Quarter ending December 31, 2012	3.75:1
Quarter ending March 31, 2013	3.75:1
Quarter ending June 30, 2013	3.75:1
Quarter ending September 30, 2013	4.00:1
Quarter ending December 31, 2013	4.00:1
Quarter ending March 31, 2014	4.25:1
Quarter ending June 30, 2014	4.25:1
Quarter ending September 30, 2014	4.25:1
Quarter ending December 31, 2014	4.25:1
Quarter ending March 31, 2015 and thereafter	4.50:1

     SECTION 6.12. Maximum Leverage Ratio. Permit the Leverage Ratio as of the last day of any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Quarter ending March 31, 2011	4.50:1
Quarter ending June 30, 2011	4.50:1
Quarter ending September 30, 2011	4.50:1
Quarter ending December 31, 2011	4.25:1
Quarter ending March 31, 2012	4.25:1
Quarter ending June 30, 2012	4.25:1
Quarter ending September 30, 2012	4.00:1
Quarter ending December 31, 2012	4.00:1
Quarter ending March 31, 2013	3.75:1
Quarter ending June 30, 2013	3.75:1
Quarter ending September 30, 2013	3.50:1
Quarter ending December 31, 2013	3.25:1
Quarter ending March 31, 2014	3.00:1
Quarter ending June 30, 2014	3.00:1
Quarter ending September 30, 2014	3.00:1
Quarter ending December 31, 2014	3.00:1
Quarter ending March 31, 2015 and thereafter	2.75:1
     SECTION 6.13. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31.
     SECTION 6.14. Transactions. For the avoidance of doubt, notwithstanding anything else to the contrary in this Agreement, the Borrower and the Restricted Subsidiaries shall be permitted to consummate the Transactions.
ARTICLE 7
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement, any other Loan Document, the borrowings or issuances of Letters of Credit hereunder or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made, deemed made or furnished;
     (d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.05(k)(ii), 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.08, 5.12 or in Article 6;
     (e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (f) the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;
     (g) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (and the lapse of any applicable grace periods in respect thereof); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) an involuntary case or other proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its property or assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or other similar law now or hereafter in effect or seeking (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (v) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing;
     (j) one or more judgments for (x) the payment of money in an aggregate amount in excess of $40,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company and does not dispute coverage) or (y) injunctive relief which would reasonably be expected to result in a Material Adverse Effect shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall, in each case, remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, by reason of a pending appeal or otherwise, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;
     (k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would be expected to result in liability of the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $40,000,000;
     (l) any Guarantee under the Guarantee and Security Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Security Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
     (m) any security interest purported to be created by any Collateral Document in any material portion of the Collateral shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in the securities, assets or properties covered thereby;
     (n) any Permitted Subordinated Indebtedness of the Borrower and its Restricted Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such Indebtedness;
     (o) a Change in Control shall occur; or
     (p) the Spin-off shall not have occurred as soon as practicable and within 5 Business Days of the Funding Date;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or in the case of terminating the Revolving Credit Commitments pursuant to clause (i) below, the Required

Revolving Credit Lenders), shall, by notice to the Borrower, take any or all of the following actions, as applicable, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided that in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Nothing in this Agreement shall constitute a waiver of any rights or remedies the Lenders may otherwise have, including setoff rights.
ARTICLE 8
The Administrative Agent and the Collateral Agent
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article 8, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) as its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.
     Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither Agent shall not have any duty to disclose, and nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent and/or Collateral Agent or any of its

Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent and to confirm the occurrence of the Effective Date in accordance with Section 4.02.
     The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Senior Credit Facilities as well as activities as Agent.
     Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing

Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank and the Swingline Lender, in which case such resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights, duties and obligations as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, as an Issuing Bank (and shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit) and a Swingline Lender, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
     It is agreed that the Syndication Agent, Documentation Agents, Lead Arrangers and Joint Bookrunners shall, in their capacities as such, have no duties or responsibilities under this Agreement or liability in connection with this Agreement. None of the Syndication Agent, Documentation Agents, Lead Arrangers and Joint Bookrunners, in their capacities as such, has or is deemed to have any fiduciary relationship with any Lender.

ARTICLE 9
Miscellaneous
     SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower, to it at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607, Attention of D.R. Wyatt (Telecopy No. (757) 688-6449);
     (ii) if to the Administrative Agent to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Omar Jones (Telecopy No. (713) 750-2938), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Matthew Massie (Telecopy No. (212) 270-5100, E-mail: Matthew.Massie@jpmorgan.com);
     (iii) if to the Swingline Lenders, to them at (A) JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Omar Jones (Telecopy No. (713) 750-2938), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Matthew Massie (Telecopy No. (212) 270-5100, E-mail: Matthew.Massie@jpmorgan.com); and
     (iv) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     (d) Each Lender is responsible for providing prompt notice to the Administrative Agent of any changes to the information set forth in its Administrative Questionnaire.
     SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document (other than any LC Continuing Agreement) nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b), 2.19(c) or any other provision of the Loan Documents in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each affected Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Credit Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) without the written consent of each Lender, (vii) release all or substantially all of the Collateral without the written consent of each Lender, (viii) change any of the provisions in Section 9.04(b) in such a way that imposes greater restrictions on a Lender’s ability to assign all or a portion of its rights and obligations under this Agreement without the written consent of each Lender adversely affected thereby, (ix) change any of the provisions of Section 15 (Application of Proceeds) of the Guarantee and Security Agreement without the consent of each Lender and (x) amend, modify, supplement or waive any condition precedent to any Revolving Loan set forth in Section 4.03 without the written consent of the Required Revolving Credit Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be.

     Notwithstanding anything to the contrary contained in this Section 9.02(b), on the Funding Date the Administrative Agent and the Borrower shall be permitted, without the consent of any other Lender, to complete the column under “Repayment Dates” in the table set forth in Section 2.10(a) to reflect repayment dates that are in successive 3-month intervals from the Funding Date.
     (c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all the Lenders, if the consent of Lenders representing the Required Lenders to such Proposed Change is obtained, but the consent of any other Lender is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(c) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any assignee identified by the Borrower (with the consent of such assignee) that is a Lender, an Affiliate of a Lender, an Approved Fund or otherwise reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, after consultation of the Borrower with the Administrative Agent (and with the consent of the Administrative Agent to the extent such assignment would require its consent under Section 9.04(b)(i)), to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 9.04(b)(ii)), all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of such Proposed Change, for an amount equal to the principal balance of all Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest, accrued fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.16, 2.17 and 2.18), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).
     SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lead Arrangers, the Collateral Agent, each Issuing Bank and Swingline Lender, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP and any other special or local counsel for the Administrative Agent as may have been retained by the Administrative Agent after consultation with the Borrower, in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or any amendments, modifications or waivers of the provisions hereof (in each case whether or not the Transactions are consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights under or in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Lead Arrangers each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release or threatened release of Hazardous Materials at, under, on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates, officers, directors, employees, advisors or agents. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).
     (d) To the extent permitted by applicable law, neither the Borrower nor any Indemnitee shall have liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof (other than in respect of such damages incurred or paid by an Indemnitee to a third party).
     (e) All amounts due under this Section shall be payable promptly/not later than 10 days after written demand therefor, together with reasonable detail and supporting documentation.
     (f) The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.
     SECTION 9.04. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (but only to the extent expressly provided for in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent, and in the case of a Revolving Credit Commitment, each of the Swingline Lenders; provided that no consent of the Administrative Agent or the Swingline Lenders shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

     (C) any Issuing Bank with LC Exposure; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
     (D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
     (E) no assignment shall be permitted to (x) the Borrower or any of its Subsidiaries or Affiliates without the approval of the Required Lenders or (y) a natural person.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent and, if required, the Borrower shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and the LC Disbursements owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.16, 2.17 and 2.18 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (D) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(f) as though it were a Lender.
     (iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 9.05. Survival. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or LC Disbursement or any fee or any other amount payable under this Agreement or any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Borrower and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, PDF or other electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower, any other Loan Party or any other Domestic Subsidiary that is a Restricted Subsidiary against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.

The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the Loan Documents (except, as to any other Loan Document, as expressly set forth therein) shall be construed in accordance with and governed by the law of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, each Issuing Bank and the Lenders (each, a “Recipient”) acknowledges that the Borrower considers the Information (as defined below) to include confidential, sensitive or proprietary information and agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to such Recipient’s and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (collectively, such Recipient’s “Representatives”) (provided that such Representatives shall be informed by such Recipient of the confidential nature of such information prior to the disclosure and shall be directed to treat such information in accordance with the terms hereof, and each Recipient hereby agrees to be, and shall be, responsible for any breach of the confidentiality provisions of this Section 9.12 by its Representatives), (ii) to the extent requested in any legal, judicial, administrative proceeding or other compulsory process (including for purposes of establishing a “due diligence” defense in connection with such proceeding or process) or as required by applicable law or regulations, or upon the request or demand of any regulatory authority having jurisdiction over such Recipient or its affiliates (provided that, to the extent not prohibited by law or legal process, the disclosing Recipient will notify the Borrower as soon as practical in the event of any such disclosure pursuant to this clause (ii) (other than any disclosure made in the course of any examination conducted by a bank regulatory authority)), (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (v) subject to a Confidentiality Agreement executed (including in the form of a binding electronic “click-through” agreement) in favor of the Borrower, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) designated by the Loan Parties to any swap or derivative transaction relating to the Borrower and its obligations, (vi) with the written consent of the Borrower acting through a Financial Officer or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower.
     (b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE

SECURITIES LAWS (AND IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (A) ABOVE).
     (c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW(AND IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (A) ABOVE).
     (d) The Administrative Agent shall, upon the written request of the Borrower (and in any case no more frequently than once every thirty days) provide to the Borrower a list of financial institutions or other entities that have accessed private-side Information on the IntraLinks site established in connection with the Senior Credit Facilities (it being understood and agreed that each such Person shall have executed (including by “click-through”) a Confidentiality Agreement).
     SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
     (b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
     SECTION 9.15. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     SECTION 9.16. Collateral Release and Recapture. (a) At such time as the Borrower has achieved the Collateral Suspension Ratings Level and so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right by written notice to the Administrative Agent to require that the Collateral be released from any security interest created by the Loan Documents. On any such date (the “Collateral Suspension Date”), all rights to the Collateral shall transfer and revert to the relevant Loan Parties and all Liens and security interests created by the Loan Documents shall automatically terminate. On any such Collateral Suspension Date, the Borrower and each other Loan Party shall be authorized and the Collateral Agent hereby authorizes the Borrower and each other Loan Party, to prepare and record UCC termination statements, PTO termination of assignment filings, or other analogous documents and filings with respect to any financing statements or collateral assignments recorded by the Collateral Agent under the Collateral Documents. At the request and sole expense of the Borrower following the Collateral Suspension Date, the Collateral Agent shall deliver to the Borrower any Collateral (including certificates representing the Pledged Stock (as defined in the Guarantee and Security Agreement)) held by the Collateral Agent pursuant to the Collateral Documents, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination, including without limitation, original executed releases of the Mortgages in recordable form.
     (b) If on any subsequent date the Borrower fails to satisfy the Collateral Suspension Ratings Level (such subsequent date, the “Collateral Reversion Date”), any Collateral that was released from Liens securing the Secured Obligations, as well as any Collateral acquired since the Collateral Suspension Date, will be restored and pledged to secure the Secured Obligations in accordance with the Collateral Documents and Section 5.11. The period of time between the Collateral Suspension Date and the Collateral Reversion Date is referred to herein as the “Collateral Suspension Period.”
     SECTION 9.17. Collateral and Guaranty Release. Each Lender irrevocably authorizes the Agents:

     (a) to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet due and payable) and the expiration or termination of all Letters of Credit, (ii) that is disposed of or to be disposed of to a Person other than a Loan Party as part of or in connection with any sale or other transfer permitted hereunder or under any other Loan Document, or (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to release any Guarantor from its obligations under the Guarantee and Security Agreement if such Person ceases to be a Wholly Own Domestic Restricted Subsidiary as a result of a transaction permitted hereunder; and
     (c) to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (p).
     In each case as specified in this Section 9.17, the Administrative Agent and Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.17. In each case as specified in this Section 9.17, the Administrative Agent and Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment, security interest and Lien granted under the Collateral Documents, and, if applicable, return any possessory collateral or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.17. In each case as specified in this Section 9.17, the Administrative Agent and Collateral Agent hereby authorize the applicable Loan Parties to prepare and record UCC termination statements, PTO termination of assignment filings, or other analogous documents and filings with respect to any financing statements or collateral assignments recorded by the Collateral Agent under the Collateral Documents.
     SECTION 9.18. Security Clearance. The Lenders, the Agents and the Issuing Banks acknowledge that the Loan Parties and their Subsidiaries perform classified contracts funded by or for the benefit of the United States Federal government and, accordingly, neither the Loan Parties nor their Subsidiaries will release, disclose or otherwise make available to any Lender, any Agent or any Issuing Bank any classified information or nuclear material in violation of any requirement of law, including laws restricting release of such information or material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such information or material. The Lenders, the Agents and the Issuing Banks acknowledge that in connection with any exercise of a right or remedy the United States Federal government may remove classified information or government-issued property prior to any remedial action which would give the Lenders, the Agents or the Issuing Banks access to or control over such classified information or government-issued property. The Lenders, the Agents and the Issuing Banks acknowledge that any exercise of rights or remedies under the Loan Documents or applicable laws may be subject to the federal National Industrial Security Program Operating Manual (“NISPOM”), including, without limitation, the rules governing Foreign Ownership Control or Influence (as defined therein). Notwithstanding any notice requirements or other obligations of the Loan Parties under this Agreement, none of the Loan Parties or their Subsidiaries shall be required to furnish any classified or other confidential information to the extent that furnishing such information would not be permitted under applicable requirements of law (including, without limitation, the National Industrial Security Program established by Executive Order 12829 for the protection of information classified under, inter alia, the Atomic Energy Act of 1954 and the procedures set forth in NISPOM and the Department of Energy security regulations, including, without limitation, the foreign ownership, control or influence regulations under 48 CFR 904.70003, et seq.). Nothing in this Section 9.18 shall relieve the Loan Parties and their Subsidiaries of the obligation pursuant to Section 5.02 to furnish to the Administrative Agent written notice of any actual knowledge of the Borrower of any development in connection with any classified contract that may have a material adverse effect on the value of such contract to a Loan Party or Subsidiary, including but not limited to notice of cancellation received by the Loan Parties or their Subsidiaries or allegation of default with respect to such contract to the extent compliance with such specific notice obligations is not prohibited by applicable law or regulation.
     SECTION 9.19. No Fiduciary Relationship. Each of the Loan Parties hereby acknowledges that none of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement, and the relationship between the Administrative Agent, the Lead Arrangers, the Lenders, and the Issuing Banks or any of their Affiliates, on the one hand, and the Loan Parties, on the other hand, in connection herewith is solely that of debtor and creditor.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent
By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

CREDIT SUISSE A.G., CAYMAN ISLANDS BRANCH
By:	/s/ John D. Toronto
	Name:	John D. Toronto
	Title:	Managing Director

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	Director

WELLS FARGO BANK, N.A.
By:	/s/ Scott Santa Cruz
	Name:	Scott Santa Cruz
	Title:	Director

BNP PARIBAS
By:	/s/ Rick Pace
	Name:	Rick Pace
	Title:	Managing Director

By:	/s/ Berangere Allen
	Name:	Berangere Allen
	Title:	Director

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ William Ginn
	Name:	William Ginn
	Title:	Executive Officer

SUNTRUST BANK
By:	/s/ Keith Cox
	Name:	Keith Cox
	Title:	Managing Director

BANK OF AMERICA, N.A.
By:	/s/ Kenneth Beck
	Name:	Kenneth Beck
	Title:	Managing Director

THE BANK OF NOVA SCOTIA
By:	/s/ John Matthews
	Name:	John Matthews
	Title:	Director

TD BANK, N.A.
By:	/s/ Marla Willner
	Name:	Marla Willner
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Blake Malia
	Name:	Blake Malia
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.
By:	/s/ Sheresse Clarke
	Name:	Sheresse Clarke
	Title:	Authorized Signatory

BRANCH BANKING AND TRUST COMPANY
By:	/s/ Daniel T. Laurenzi
	Name:	Daniel T. Laurenzi
	Title:	Vice President

CAPITAL ONE LEVERAGE FINANCE CORP.
By:	/s/ Paul Dellova
	Name:	Paul Dellova
	Title:	Senior Vice President

COMERICA BANK
By:	/s/ Blake Arnett
	Name:	Blake Arnett
	Title:	Vice President

THE NORTHERN TRUST COMPANY
By:	/s/ Michael J. Kingsley
	Name:	Michael J. Kingsley
	Title:	Senior Vice President

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Juan G. Sierra
	Name:	Juan G. Sierra
	Title:	Vice President

TAIWAN BUSINESS BRANCH, L.A. BRANCH
By:	/s/ Alex Wang
	Name:	Alex Wang
	Title:	S.V.P. & General Manager

TAIWAN COOPERATIVE BANK SEATTLE BRANCH
By:	/s/ Ming-Chih Chen
	Name:	Ming-Chih Chen
	Title:	VP & General Manager